EXHIBIT 10.2

SHARE PURCHASE AGREEMENT

Among

EFL OVERSEAS, INC.

- and -

1693730 ALBERTA LTD.

- and -

NAHANNI ENERGY INC.

- and -

1700665 ALBERTA LTD.

- and -

APEX ENERGY (2000), INC.

- and -

CANADA SOUTHERN PETROLEUM #1 L.P.

September 14, 2012

TABLE OF CONTENTS

ARTICLE 1 INTERPRETATION	1

1.1 Definitions	1
1.2 Interpretation	12
1.3 Schedules	13

ARTICLE 2 PURCHASE AND SALE	13

2.1 Agreement of Purchase and Sale	13
2.2 Payment of Purchase Price	13
2.3 Holdback Amounts	14
2.4 Settlement of the Devon Claim	14
2.5 Asset Related Liabilities	14
2.6 Holdbacks and Dispute Resolution	15
2.7 Tax Elections	16
2.8 Transferred Tax Pools	17

ARTICLE 3 CLOSING	17

3.1 Place of Closing	17
3.2 Recognition of Title and Operating Documents	17

ARTICLE 4 COVENANTS OF THE VENDOR PARTIES	18

4.1 Assets to be Maintained in Proper Manner	18
4.2 Restrictions on Conduct of Business	18
4.3 Satisfaction of Conditions	20
4.4 Operations Proposals During Interim Period	20
4.5 Nahanni Shareholders' Meeting	20
4.6 Reorganization	21

ARTICLE 5 COVENANTS OF EFLO AND THE PURCHASER	22

5.1 Satisfaction of Conditions	22
5.2 Vendor Shareholders' Meeting	22

ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF THE VENDOR PARTIES	22

6.1 Representations and Warranties	22
6.2 Survival of Representations and Warranties	28

ARTICLE 7 REPRESENTATIONS AND WARRANTIES OF EFLO AND THE PURCHASER	29

7.1 Representations and Warranties	29
7.2 Survival of Representations and Warranties	30

ARTICLE 8 INSPECTION	30

8.1 Vendor Parties to Provide Access	30
8.2 EFLO and the Purchaser to Provide Access	31

ARTICLE 9 CONDITIONS PRECEDENT TO CLOSING AND DELIVERIES	31

9.1 Mutual Conditions Precedent	31
9.2 Conditions Precedent for Benefit of EFLO and the Purchaser	32
9.3 Conditions Precedent for Benefit of the Vendor Parties	33
9.4 Efforts To Fulfill Conditions Precedent	34
9.5 Deliveries of the Vendor Parties	34
9.6 Deliveries of EFLO and the Purchaser	35

ARTICLE 10 CONFIDENTIALITY	36

ARTICLE 11 TAX MATTERS	36

11.1 Tax Indemnities	36
11.2 Tax Returns	37

ARTICLE 12 LIABILITIES AND INDEMNITIES	37

12.1 Vendor Parties' Indemnities	37
12.2 EFLO and Purchaser's Indemnities	37
12.3 Indemnification Procedure – Third Party Claims	37
12.4 Limitations on Liability	37

ARTICLE 13 TERMINATION	38

13.1 Termination	38

ARTICLE 14 INFORMATION, MATERIALS AND CONTINUING REPORTS	38

14.1 Delivery of Records	38
14.2 Access to Information Post-Closing	38
14.3 Retention Period	39
14.4 Historical Information	39

ARTICLE 15 WAIVER	40

15.1 Waiver Must be in Writing	40

ARTICLE 16 ASSIGNMENT	40

16.1 Assignments	40

ARTICLE 17 NOTICE	40

17.1 Service of Notice	40
17.2 Right to Change Address	40

ARTICLE 18 PUBLIC ANNOUNCEMENTS	40

18.1 Public Announcements	40

ARTICLE 19 MISCELLANEOUS PROVISIONS	42

19.1 Further Assurances	42
19.2 Applicable Law and Attornment	42
19.3 Time	42
19.4 Continuing Agreement	42
19.5 Entire Agreement	42
19.6 Enurement	42
19.7 Severability	42
19.8 Counterparts	42

SCHEDULES

Schedule "A"	–	Land Schedule (Part 1 – Lands and Part 2 – Wells);
Schedule "B"	–	Major Facilities;
Schedule "C"	–	Seismic Data;
Schedule "D"	–	Asset Purchase and Sale Agreement;
Schedule "E"	–	Bank Accounts;
Schedule "F"	–	Claims and Default Notices;
Schedule "G"	–	Transportation, Processing and Sale Agreements;
Schedule "H"	–	Authorizations for Expenditure;
Schedule "I"	–	Abandonment and Reclamation and Environmental Matters
Schedule "J"	–	Form of Vendor's Officer's Certificate;
Schedule "K"	–	Form of the Purchaser's Officer's Certificate;
Schedule "L"	–	Disposition Resolution;
Schedule "M"	–	Terms of the Exchangeable Shares; and
Schedule "N"	–	Form of Devon Claim Mutual Release

SHARE PURCHASE AGREEMENT

THIS AGREEMENT is dated the 14th day of September, 2012.

AMONG:

EFL OVERSEAS, INC., a corporation incorporated under the laws of the State of Nevada (hereinafter called "EFLO")

- and -

1693730 ALBERTA LTD., a corporation incorporated under the laws of the Province of Alberta (hereinafter called the "Purchaser")

- and -

NAHANNI ENERGY INC., a corporation incorporated under the laws of the Province of Ontario (hereinafter called "Nahanni")

- and -

                                   ALBERTA LTD., a corporation incorporated under the laws of the Province of Alberta (hereinafter called "SellCo")

- and -

APEX ENERGY (2000), INC., a corporation incorporated under the laws of the Province of Alberta (hereinafter called "Apex")

- and -

CANADA SOUTHERN PETROLEUM #1 L.P., a limited partnership formed under the laws of the Province of Alberta (hereinafter called the "Vendor")

WHEREAS the Parties have agreed that the Vendor will sell the SellCo Shares to the Purchaser and the Purchaser will purchase the SellCo Shares from the Vendor on the terms and conditions set forth herein;

NOW THEREFORE this Agreement witnesses that, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Parties hereto, the Parties covenant and agree with each other as follows:

ARTICLE 1
INTERPRETATION

1.1	Definitions

In this Agreement (including the recitals hereto, this Section and each schedule), the words and phrases set forth below shall have the meanings specified below, namely:

(a)
"Abandonment and Reclamation Liabilities" means all past, present and future obligations to abandon the Wells and restore and reclaim the surface sites thereof, to decommission and remove the facilities and equipment comprised in the Tangibles and restore, remediate and reclaim the surface sites thereof and to reclaim and restore the Lands to which the surface rights relate including the lands used to gain access thereto, all in accordance with generally accepted oil and gas industry practices in the jurisdiction where the Assets are located and in compliance with Applicable Law;

(b)	"Affiliate" has the meaning specified in National Instrument 45-106 – Prospectus and Registration Exemptions ("NI 45-106");

(c)	"Agreement" means this agreement including the recitals hereto and each schedule, as may be amended after the date hereof by written agreement between the Parties;

(d)	"Applicable Laws" means, in relation to any Person, property or circumstance:

(i)	statutes (including regulations enacted thereunder);

(ii)	judgments and orders of courts of competent jurisdiction;

(iii)	regulations, orders and directives issued by Government Authorities; and

(iv)	the terms and conditions of all permits, licences, approvals and authorizations;

that are applicable to such Person, property or circumstance;

(e)	"Asset Purchase and Sale Agreement" means the asset purchase and sale agreement substantially in the form attached as Schedule "D";

(f)	"Asset Related Liabilities" has the meaning specified in Section 2.5(a);

(g)	"Assets" means, collectively, the Petroleum and Natural Gas Rights, the Tangibles, the Seismic, and the Miscellaneous Interests;

(h)	"Business Day" means any day other than a Saturday, Sunday or statutory holiday in Calgary, Alberta, or Houston, Texas;

(i)	"Chamonix Debt Conversion and Stock Option Exercise" means the issuance by Nahanni of common shares in the capital of Nahanni to Chamonix Canada Inc. in respect of the following:

(i)	common shares of Nahanni issued at a price of $0.10 per share upon the exercise by Chamonix Canada Inc. of options to acquire such shares; and

(ii)	following the exercise provided for in (i) above, common shares of Nahanni issued at a price of $0.30 per share in settlement of the aggregate outstanding debt of Nahanni to Chamonix Canada Inc.;

(j)	"Claim" means any claim, demand, lawsuit, proceeding, arbitration or governmental investigation, in each case, whether asserted, threatened, pending or existing, but does not include a Tax Claim;

(k)	"Closing" means the closing of the sale of the SellCo Shares by the Vendor to the Purchaser and the payment by the Purchaser to the Vendor of the Purchase Price at the Closing Time;

(l)	"Closing Date" means October 3, 2012 or such other date to which the Parties hereto may agree;

(m)	"Closing Time" means 10:00 a.m. (Calgary time) on the Closing Date;

(n)	"Confidentiality" refers to the obligations for confidentiality undertaken by Vendor and Purchaser as set out in Section 10 hereof;

(o)	"Consideration Shares" means the Exchangeable Shares issuable to the Vendor in partial payment of the Purchase Price under Section 2.2;

(p)
"CO&O" means the Kotaneelee Production Facilities Construction, Ownership and Operating Agreement effective as of December 1, 1980 originally among Amoco Canada Petroleum Company Ltd., Canadian Superior Oil Ltd., Columbia Gas Development of Canada Ltd., Amoco Canada Resources Ltd., and Esso Resources Canada Limited;

(q)
"Customary Post-Closing Consents" means consents and approvals from any Government Authority or third party that are customarily obtained after closing in connection with transactions similar in nature to the Transaction including consents and approvals for the transfer of permits, licences, approvals and authorizations for the Wells, Tangibles, Leases and Surface Interests pursuant to the Reorganization;

(r)
"Devon Working Interest Acquisition" means the acquisition by an Affiliate of EFLO of Devon Canada's entire right, interest (generally a working interest of 22.989%, with a working interest of 69.337% in one producing gas well) and operatorship in the Kotaneelee gas field;

(s)
"Devon Claim" means that specific claim filed at the Court of Queen’s Bench of Alberta in favour of Devon Canada (Amended Statement of Claim – Action no. 1201-02113) for amounts payable by the Vendor to Devon Canada in its capacity as operator of the Leases and Tangibles related to the Kotaneelee gas field;

(t)
"Disposition Resolution" means, the special resolution in connection with the Transaction to be considered by the Nahanni Shareholders at the Nahanni Shareholders' Meeting, substantially in the form set out in Schedule "L";

(u)	"Dissent Rights" means rights afforded to the Nahanni Shareholders as provided for in Section 185(1)(e) of the OBCA in connection with the Disposition Resolution;

(v)	"Dollar" or "$" means a Canadian dollar;

(w)	"EFLO Public Record" means:

(i)	the Form 10-K of EFLO for the fiscal year ended August 31, 2011;

(ii)	the quarterly report of EFLO on Form 10-Q for the three and nine months ended May 31, 2012; and

(iii)	the current reports of EFLO on Form 8-K filed with the United States Securities and Exchange Commission since August 31, 2011;

(x)
"Encumbrance" means any lien, pledge, mortgage, charge, hypothecation, security interest, assignment by way of security, conditional sale, title retention arrangement, option, right of first refusal, pre-emptive right, easement, servitude, indenture, deed of trust, statutory or deemed trust, right of way, encroachment, licence to third parties, lease to third parties, security agreement, or other encumbrance or restriction or limitation on use of real or personal property, whether fixed or floating, or irregularity or imperfection in title thereto;

(y)
"Environment" means the components of the earth and includes ambient air, land, surface and sub-surface strata, groundwater, surface water, all layers of the atmosphere, all organic and inorganic matter and living organisms, including plants, animals and humans, and the interacting natural systems that include such components;

(z)	"Environmental Laws" means Applicable Laws that relate to environmental, health or safety matters;

(aa)	"Environmental Liabilities" means:

(i)
Claims, Losses and Liabilities resulting from the past, present or future use, storage, holding, handling, transportation, release, spill, emission, leaching, escape or migration of any substance or waste including any substance or waste regulated under Environmental Laws;

(ii)	Claims, Losses and Liabilities in respect of past, present or future pollution or contamination of, or damage or injury to, the Environment;

(iii)	obligations to test, monitor, remediate, protect or clean-up the Environment;

(iv)	Claims, Losses and Liabilities under Environmental Laws; and

(v)	Abandonment and Reclamation Liabilities;

that relate to the Lands or that have arisen or hereafter arise from or in respect of past, present or future Operations, including obligations to compensate Third Parties for losses, damages and injury;

(bb)	"Escrow Period" means the period of time beginning on the Closing Date and ending six months following the Closing Date;

(cc)	"Exchangeable Shares" means non-voting exchangeable shares in the capital of the Purchaser having the terms and conditions substantially as set out in Schedule "M";

(dd)
"GAAP" or "Generally Accepted Accounting Principles" means those generally accepted accounting principles and practices in Canada applicable to private enterprises, as set forth in Part V of the CICA Handbook published by the Canadian Institute of Chartered Accountants or any successor institute;

(ee)
"Government Authority" means a federal, provincial, territorial, municipal or other government or government department, agency or authority (including a court of law) having jurisdiction over a Party, the Assets or the Transaction;

(ff)	"Holdback Amount" has the meaning specified in Section 2.3(a);

(gg)	"Holdback Shares" has the meaning specified in Section 2.3(b);

(hh)	"Income Tax Act" means the Income Tax Act, R.S.C. 1985, c.1 (5th Supplement);

(ii)	"Income Taxes" means Taxes payable pursuant to the Income Tax Act and equivalent Canadian provincial legislation;

(jj)	"Indemnified Party" has the meaning specified in Section 12.3;

(kk)	"Indemnifying Party" has the meaning specified in Section 12.3;

(ll)
"JOA" means the agreement dated as of May 28, 1959 originally among Canada Southern Petroleum Ltd., Magellan Petroleum Corporation, Oil Investments, Inc., Home Oil Company Limited, Kern County Land Company, Alminex Limited, United Oils Limited and Signal Oil and Gas Company;

(mm)	"Land Schedule" means the schedule of lands included as Schedule "A";

(nn)
"Lands" means, collectively, the lands set forth and described in the Land Schedule and includes, unless the context otherwise requires, the surface of such Lands and (subject to exceptions noted on the Land Schedule) the Petroleum Substances in all zones and formations within such Lands, together with the right to explore for, recover and own the Petroleum Substances to the extent those rights are granted by the Leases;

(oo)
"Laws" means all national, federal, provincial, state, territorial, regional, municipal or local laws, common law, statutes, regulations, rules, ordinances, codes and by-laws and all legally binding Orders in each case in effect at or prior to the Closing Date;

(pp)
"Leases" means, collectively the leases, licenses, permits and other documents of title (excluding fee simple interests ) that grant rights to Petroleum Substances within, upon or under the Lands and that are described in the Land Schedule and includes, if applicable all renewals and extensions of such documents and all documents issued in substitution therefore but only to the extent such documents of title relate to the Lands;

(qq)	"Losses and Liabilities" means in respect of a Party and in relation to a matter, any and all:

(i)
losses, costs, damages, expenses and charges (including all penalties, assessments and fines) that such Party suffers, sustains, pays or incurs, directly or indirectly, in connection with such matter and includes reasonable costs of legal counsel and other professional advisors and reasonable costs of investigating and defending Claims arising from the matter, regardless of whether such Claims are sustained and includes Taxes payable on any settlement payment or damage award in respect of such matter; and

(ii)
liabilities and obligations (whether under common law, in equity, under Applicable Law or otherwise; whether tortious, contractual, vicarious, statutory or otherwise; whether absolute or contingent; and whether based on fault, strict liability or otherwise) that such Person incurs as a result of such matter or in connection therewith;

excluding consequential or indirect losses or loss of profits suffered by such Party, but, including amounts paid or payable by such Party to another Person (other than Related Parties of such Party) in respect of consequential or indirect losses or loss of profits suffered by such Person;

(rr)	"Major Facilities" means the facilities specifically described in Schedule "B", if any;

(ss)
"Miscellaneous Interests" means all right, title, interest and estate of SellCo in and to all property, rights and assets, whether contingent or absolute, legal or beneficial, present or future, vested or not (other than the Petroleum and Natural Gas Rights, the Tangibles and the Seismic), to the extent pertaining to the Petroleum and Natural Gas Rights, the Lands or lands pooled or unitized therewith or the Tangibles and to which SellCo is entitled at the Closing Date including the following property, rights and assets:

(i)
contracts, agreements, books, records and documents to the extent that they relate to the Petroleum and Natural Gas Rights, the Tangibles or items listed in items (iii) or (iv) of this definition or any rights in relation thereto including the Title and Operating Documents and any rights of SellCo in relation thereto;

(ii)	Surface Interests;

(iii)
all production, engineering and other information relating directly to the Petroleum and Natural Gas Rights, the Lands or the Tangibles that SellCo either has in its custody or to which SellCo has access, excluding any such information that is subject to confidentiality restrictions or restrictions on transferability;

(iv)
permits, licences, approvals and other authorizations, crossing privileges or other rights pursuant to which the Wells or the Tangibles are accessed, maintained or operated relating to any Petroleum and Natural Gas Rights or Tangibles, or the use thereof; and

(v)	the Wells;

(tt)
"Nahanni Lock-Up Agreements" means the agreements between EFLO and the Nahanni Lock-Up Shareholders, pursuant to which the Nahanni Lock-Up Shareholders have agreed not to sell or dispose of any of the shares of Nahanni beneficially owned or controlled or subsequently acquired by the Nahanni Lock-Up Shareholders and to vote the shares of Nahanni beneficially owned or controlled or subsequently acquired by the Nahanni Lock-Up Shareholders in favour of the Disposition Resolution and to otherwise support the Transaction and not exercise Dissent Rights;

(uu)	"Nahanni Lock-Up Shareholders" means those Nahanni Shareholders that have entered into Nahanni Lock-Up Agreements with EFLO;

(vv)
"Nahanni Information Circular" means the notice of the Nahanni Shareholders' Meeting to be sent to Nahanni Shareholders and the management proxy circular to be prepared in connection with the Nahanni Shareholders' Meeting together with any amendments thereto or supplements thereof, and any other registration statement, information circular or proxy statement which may be prepared in connection with the Nahanni Shareholders' Meeting;

(ww)
"Nahanni Shareholders' Meeting" means such meeting or meetings of the Nahanni Shareholders, including any adjournment thereof, that is to be convened to consider, and if deemed advisable approve, the Disposition Resolution;

(xx)	"Nahanni Shareholders" means the holders of common shares in the capital of Nahanni;

(yy)	"OBCA" means the Business Corporations Act, R.S.O. 1990, c. B.16, as amended, including the regulations promulgated thereunder;

(zz)
"Operations" means any and all operations on or in respect of the Lands or lands pooled or unitized therewith or relating to Petroleum Substances produced therefrom or the Tangibles, including: (i) drilling, completion, testing, recompleting, deepening, plugging back, side tracking, whipstocking, fracing, stimulating, injecting, equipping, operating and abandoning wells; (ii) construction, repair, expansion, decommissioning, maintenance and operation of oilfield facilities and equipment; (iii) producing, gathering, compressing, dehydrating, scrubbing, processing, treating, separating, extracting, collecting, refrigerating, measuring, storing, transporting or shipping Petroleum Substances (including processing, treatment and storage of sulphur and transmission, transportation, treatment and disposition of water); (iv) miscible flood and other enhanced recovery schemes; (v) geological, geophysical and seismic activities; and (vi) abandonment, reclamation, remediation and restoration operations;

(aaa)	"Orders" means orders, judgments, decrees, rulings, directives, notices, directions, injunctions, writs, complaints, penalties or sanctions, issued, made or imposed by any Government Authority;

(bbb)	"OTCQB" means the OTC Bulletin Board;

(ccc)	"Party" means a Person who executes this Agreement;

(ddd)	"Permitted Encumbrances" means any of the following:

(i)	liens for Taxes, assessments and governmental charges that are not due or delinquent or if due, the validity of which are being diligently contested in good faith;

(ii)
easements, rights of way, servitudes or other similar rights in land including: rights of way and servitudes for highways or other roads; railways; sewers; drains; gas and oil pipelines; gas or water mains; or electric light, power, telephone, telegraph or cable television conduits, poles, wires or cables;

(iii)
the right reserved to or vested in any Government Authority by the terms of any lease, license, franchise, grant or permit or by any Applicable Law to terminate such lease, license, franchise, grant or permit or to require annual or other periodic payments as a condition of the continuance thereof;

(iv)	the right reserved to or vested in any Government Authority to levy Taxes on Petroleum Substances or the income or revenue attributable thereto;

(v)	rights reserved to or vested in any Government Authority to control or regulate any of the Assets in any manner, including any requirements relating to production rates or Operations;

(vi)
undetermined or inchoate liens incurred or created in the ordinary course of business or a lien created as security in favour of the Person conducting Operations on or in respect of the Assets to which such liens relate for SellCo's proportionate share of the costs and expenses of such Operations that are not due or delinquent or are being diligently contested in good faith;

(vii)
mechanics', builders' or materialmen's liens in respect of services rendered or goods supplied, but only insofar as such liens relate to goods or services for which payment is not due or the validity of which is being diligently contested in good faith;

(viii)	the terms and conditions of the Title and Operating Documents, (including Transportation, Processing and Sale Agreements and contracts for the operation of Wells by contract field operators);

(ix)
penalties that are disclosed in the Land Schedule and that have arisen under operating procedures or similar agreements as a consequence of elections by Nahanni, the Vendor, SellCo or any of their respective Affiliates not to participate in Operations on the Lands to which the penalty applies;

(x)	the reservations, limitations, provisos and conditions in any original grants from the Crown of any of the Lands or any interest therein and statutory exceptions to title;

(xi)	liens granted in the ordinary course of business to a public utility or Government Authority in connection with Operations;

(xii)	the burdens, encumbrances, royalties, adverse claims, (including reductions and conversions) and penalties set forth in the Land Schedule; and

(xiii)	all rights of first refusal, pre-emptive purchase rights and similar rights as disclosed in the Land Schedule;

(eee)	"Person" means any individual, body corporate, partnership (limited or general), trust, trustee, executor or similar official, Government Authority or other entity;

(fff)
"Petroleum and Natural Gas Rights" means all of the right, title, estate and interest (whether absolute or contingent, legal or beneficial, present or future, vested or not, and whether or not an "interest in land") beneficially owned by SellCo at the Closing Time pursuant to the Title and Operating Documents in or to any of the following, by whatever name the same are known:

(i)	rights to explore for, drill for, extract, win, produce, take, save or market Petroleum Substances from the Lands or lands pooled or unitized therewith;

(ii)	rights to a share of the production of Petroleum Substances from the Lands or lands pooled or unitized therewith;

(iii)
rights to a share of the proceeds of, or to receive payment calculated by reference to, the quantity or value of the production of Petroleum Substances from the Lands or lands pooled or unitized therewith; and

(iv)	the interests set forth in the Land Schedule in and to and in respect of the Leases and the Lands;

including all interests and rights in or in respect of the Lands known as working interests, leasehold interests, royalty interests, overriding royalty interests, gross overriding royalty interests, production payments, profits interests, net profits interests, revenue interests, net revenue interests or economic interests and including fractional or undivided interests in any of the foregoing;

(ggg)
"Petroleum Substances" means petroleum, natural gas and all related hydrocarbons, including all liquid hydrocarbons and all other mineral substances, whether liquid, solid or gaseous and whether hydrocarbons or not (except coal, but including sulphur and hydrogen sulphide), produced in association with such petroleum, natural gas or related hydrocarbons or found in any water;

(hhh)	"Prior Period Taxes" has the meaning specified in Section 11.1(a);

(iii)
"Proceeding" means any investigative (including police), prosecutorial, disciplinary, regulatory, criminal, quasi-criminal, civil, judicial or arbitral action, suit, inquiry, hearing, investigation, grievance, arbitration or other proceeding conducted or imposed by or before a Government Authority or any other civil or judicial action;

(jjj)	"Purchase Price" has the meaning specified in Section 2.2;

(kkk)	"Purchaser's Securities Requirements" has the meaning specified in Section 14.4(e)(ii);

(lll)	"Purchaser's Losses" means all Claims, Losses and Liabilities incurred or suffered by EFLO, the Purchaser, SellCo and their Related Parties;

(mmm)	"Related Parties" means, in reference to a Party, its Affiliates, successors and assigns and its or its Affiliates' respective directors, officers and employees;

(nnn)	"Reorganization" means the transactions described in the Asset Purchase and Sale Agreement;

(ooo)	"Reorganization Date" means such date on or prior to the Closing Date as may be agreed to by the Purchaser;

(ppp)	"Representatives" means, in reference to a Party, its and its Related Parties, representatives, agents, legal counsel, accountants, consultants and advisors;

(qqq)
"Required Approvals" means consents, waivers, approvals, orders and authorizations required by any Government Authority in respect of the Transaction, excluding Customary Post-Closing Consents, the approvals required under the JOA and the CO&O, and any other approvals, consents, waivers, orders and authorizations that, if not obtained, would not reasonably be expected to have a material adverse effect on the Assets or the completion of the Transaction;

(rrr)	"Retention Period" has the meaning specified in Section 14.3(a);

(sss)
"Securities Laws" means the securities legislation (including rules and regulations made or promulgated under the applicable provincial enactments) of each of the Provinces and Territories of Canada, as well as the federal securities laws of the United States;

(ttt)
"Seismic" means one trade copy of the Vendor's one hundred percent (100%) owned two dimensional ("2D") and three dimensional ("3D") proprietary Seismic Data located on and within one kilometre of the Lands, as set forth and described in Schedule "C";

(uuu)
"Seismic Data" means, insofar as it pertains to the Seismic, reproducible copies of all field tapes; all final processed stacked tapes, including migrations; segP1 format survey floppy disk and all basic field data, including shot point maps, observer reports, driller reports, computer printed survey audits, and monitor records; and, in the case of 3D seismic, the 3D surveys, bin disks, and bin maps, each of which is as disclosed in Schedule "C";

(vvv)	"SellCo Information" has the meaning specified in Section 14.4(e)(i);

(www)	"Sellco Shares" means all of the shares in the capital of SellCo;

(xxx)
"Surface Interests" means all right, title, interest and estate of SellCo as at the Closing Time to enter upon, use, occupy and enjoy the surface of the Lands, any lands with which the same have been pooled or unitized and any lands upon which the Wells or the Tangibles are located and any lands used to gain access thereto, in each case, for purposes related to the use or ownership of the Petroleum and Natural Gas Rights or the Tangibles or the Wells or Operations, whether the same are held by right of way, or otherwise;

(yyy)
"Tangibles" means, collectively, all right, title, interest and estate of SellCo as at the Closing Time, whether absolute or contingent, legal or beneficial, present or future, vested or not, in and to:

(i)	the Major Facilities described in Schedule "B";

(ii)
all other equipment, systems, plants and facilities used or useful in producing Petroleum Substances from the Lands or lands pooled or unitized therewith or gathering, compressing, dehydrating, scrubbing, processing, treating, separating, extracting, collecting, refrigerating, measuring, storing, transporting or shipping such Petroleum Substances; and

(iii)	all other tangible property and assets used or intended for use in producing, storing or injecting Petroleum Substances;

(zzz)	"Taxation Authority" means the Canada Revenue Agency or any other Government Authority that is entitled to impose Taxes or to administer any tax legislation;

(aaaa)
"Tax Returns" means all returns, reports, declarations, statements, bills, schedules or written information of, or in respect of, Taxes that are required to be filed with, or supplied to, any Taxation Authority;

(bbbb)
"Taxes" means all taxes, however denominated, including any interest, penalties, or other additions thereto that are imposed by a Taxation Authority, and shall for greater certainty include, but not be limited to, federal and provincial income and capital taxes, payroll and employee withholding taxes, employment insurance premiums, Canada pension plan contributions, goods and services tax, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, workers' compensation premiums, and all other amounts of the same or a similar nature to any of the foregoing, whether or not such amounts are described as taxes, but does not include any royalty payable pursuant to or in respect of a Lease;

(cccc)	"Tax Claim" has the meaning specified in Section 11.1(b);

(dddd)	"Tax Indemnity" has the meaning specified in Section 11.1(b);

(eeee)	"Third Party Claim" has the meaning specified in Section 12.3;

(ffff)
"Title and Operating Documents" means all agreements, contracts, instruments and other documents that govern the ownership or use of the Assets or relate to Permitted Encumbrances or Operations, including: (A) the Leases and other agreements and instruments pursuant to which the Petroleum and Natural Gas Rights were issued, granted or created; (B) permits, licenses, approvals and authorizations; (C) operating agreements, unit agreements, pooling agreements, trust declarations, participation agreements, farmin agreements, farmout agreements and royalty agreements; (D) agreements that create or relate to Surface Interests; (E) Transportation, Processing and Sale Contracts; (F) gas gathering and common stream agreements; (G) agreements for the construction, ownership and/or operation of Tangibles; (H) trust declarations and other documents and instruments that evidence SellCo's interests in the Assets as at the Closing Time; and (I) trust declarations pursuant to which SellCo holds interests in the Lands or lands pooled or unitized therewith in trust for other Persons as at the Closing Time;

(gggg)	"Trading Period" means the ten consecutive trading days on which the OTCQB is open for trading immediately preceding the Closing Date;

(hhhh)	"Transaction" means the entering into of this Agreement, the Reorganization and the sale and purchase of the SellCo Shares in accordance with this Agreement;

(iiii)
"Transportation, Processing and Sale Agreements" means the contracts for the processing, compression, treatment, gathering, storage, transportation or sale of Petroleum Substances produced from the Lands or lands pooled or unitized therewith, including but not limited to those specifically described in Schedule "G", if any;

(jjjj)	"Vendor Parties" means Nahanni, the Vendor, Apex and SellCo and "Vendor Party" means any one of them;

(kkkk)	"Vendor's Counsel" means McMillan LLP;

(llll)	"Vendor's Knowledge" means the actual knowledge of the Vendor's senior executive officers responsible for the matters in question after due inquiry;

(mmmm)	"Vendor's Losses" means all Claims, Losses and Liabilities incurred or suffered by the Vendor, Nahanni, Apex and their Related Parties;

(nnnn)
"Volume Weighted Average Trading Price" shall be determined by dividing (a) the aggregate dollar trading value of all the common shares in the capital of EFLO sold or traded on the OTCQB during the Trading Period, by (b) the total number of common shares in the capital of EFLO sold or traded on the OTCQB during the Trading Period; and

(oooo)
"Wells" means all producing, suspended, shut in, abandoned (including without limitation all abandoned wells, whether or not reclamation certified or reclamation exempt), water source, disposal, injection or similar wells located on the Lands or any lands pooled or unitized therewith, including those wells listed in the Land Schedule or Part 2 of Schedule "A" hereto.

1.2	Interpretation

Unless otherwise stated or the context otherwise necessarily requires, in this Agreement:

(a)	the headings of Articles and Sections in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of this Agreement;

(b)
whenever the singular or masculine or neuter is used in this Agreement or in the schedules, each shall be interpreted as meaning the plural or feminine or body politic or corporate, and vice versa, as the context requires;

(c)
if there is any conflict or inconsistency between the provisions of this Agreement and those of a schedule attached hereto, the provisions of this Agreement shall prevail to the extent of the conflict;

(d)
all documents executed and delivered pursuant to the provisions of this Agreement are subordinate to the provisions hereof and the provisions hereof shall govern and prevail in the event of a conflict;

(e)
"this Agreement", "herein", "hereby", "hereunder", "hereof" and similar expressions refer to this Agreement as a whole (including Schedules) and not to any particular Article, Section or section on or other provision hereof and  references herein to any agreement or instrument, including this Agreement, shall be a reference to the agreement or instrument as varied, amended, modified, or supplemented or replaced from time to time;

(f)
a reference to an Article, Section or Schedule is a reference to an Article, Section or section in, or a Schedule to, this Agreement and unless otherwise stated or the context so requires, a reference in a Section to a section is a reference to a section of that Section;

(g)	"including" means "including without limitation" and "includes" means "includes without limitation";

(h)
any reference to a statute shall include and shall be deemed to be a reference to such statute and to the regulations made pursuant thereto, and all amendments made thereto and in force at the date hereof; and

(i)	if Closing does not occur, each provision of this Agreement that presumes that Closing has occurred shall be construed as having been contingent upon Closing having occurred.

1.3	Schedules

The following schedules (the "Schedules") are attached to, form part of and are incorporated in this Agreement:

(a)	Schedule "A"	– Land Schedule (Part 1 – Lands and Part 2 – Wells);
(b)	Schedule "B"	– Major Facilities;
(c)	Schedule "C"	– Seismic Data;
(d)	Schedule "D"	– Asset Purchase and Sale Agreement;
(e)	Schedule "E"	– Bank Accounts;
(f)	Schedule "F"	– Claims and Default Notices;
(g)	Schedule "G"	– Transportation, Processing and Sale Agreements;
(h)	Schedule "H"	– Authorizations for Expenditure;
(i)	Schedule "I"	– Abandonment and Reclamation and Environmental Matters;
(j)	Schedule "J"	– Form of Vendor's Officer's Certificate;
(k)	Schedule "K"	– Form of the Purchaser's Officer's Certificate;
(l)	Schedule "L"	– Disposition Resolution;
(m)	Schedule "M"	– Terms of the Exchangeable Shares; and
(n)	Schedule "N"	– Form of Devon Claim Mutual Release

ARTICLE 2
PURCHASE AND SALE

2.1	Agreement of Purchase and Sale

The Purchaser hereby agrees to purchase the SellCo Shares from the Vendor and the Vendor hereby agrees to sell, and Nahanni hereby agrees to cause the Vendor to sell, the SellCo Shares to the Purchaser on the Closing Date at and for the Purchase Price.

2.2	Payment of Purchase Price

The aggregate purchase price (the "Purchase Price") for the SellCo Shares shall be $4,500,000 and shall be payable by the Purchaser to the Vendor at the Closing Time as follows:

(a)
the issuance by the Purchaser to the Vendor of such number of Exchangeable Shares as is equal to the result (rounded down to the nearest whole number) arrived at by dividing $4,100,000 by the Volume Weighted Average Trading Price (the "Consideration Shares"); and

(b)	the sum of $400,000 (the "Cash Consideration"), subject to Section 2.4.

2.3	Holdback Amounts

The Parties agree that at Closing:

(a)
the Cash Consideration, net of the amount provided for in Section 2.4, shall be paid to the Vendor's Counsel, the Vendor's Counsel shall deposit such amount (the "Holdback Amount") in an interest bearing trust account and such amount shall be released as set forth in Section 2.4 and 2.5 hereof.  Any interest earned on the Holdback Amount shall be paid to the applicable party as the case may be per Section 2.4; and

(b)
50% of the Consideration Shares (the "Holdback Shares") shall be considered to be subject to holdback and return to the Purchaser for cancellation for a Representation Breach (as such term is defined in Section 2.5(a)).

2.4	Settlement of the Devon Claim

In connection with the Devon Working Interest Acquisition, EFLO paid Devon Canada $270,000 in settlement of the Devon Claim.  Vendor agrees that upon providing to the Vendor Parties evidence of such payment, satisfactory to Vendor Parties acting reasonably, EFLO shall be entitled to deduct and set off at closing the amount of $270,000 from the Cash Consideration payable to the Vendor pursuant to Section 2.2(b).  EFLO and Vendor further agree to execute such other assignments, waivers or releases as may be required to facilitate the dismissal of the Devon Claim.

2.5	Asset Related Liabilities

(a)
During the Escrow Period, the Holdback Amount may be utilized: (i) to pay any undisclosed currently existing liabilities of Nahanni of which Nahanni is aware or should reasonably be aware (not including operating costs incurred in the ordinary course of business) (the "Nahanni Liabilities") or (ii) to pay, settle or satisfy those expenses or damages which are incurred as a result of any breach of representations, warranties or covenants contained in this Agreement by and of the Vendor Parties or a Related Party of any of the foregoing or any indemnity provided for in the Agreement or in the Asset Purchase and Sale Agreement (each, a "Representation Breach").  Further, during the Escrow Period, the Holdback Shares shall be subject to forfeiture and return to the Purchaser for cancellation in respect of those expenses or damages which are incurred as a result of any Representation Breach, on the basis set out in Section 2.5(c) below.

(b)
During the Escrow Period, Nahanni may make a request for the disbursement of any portion of the Holdback Amount for the purpose of satisfying Nahanni Liabilities by providing to the Purchaser and the Vendor's Counsel a copy of the applicable invoice, together with a request for the disbursement of the applicable portion of the Holdback Amount.  Such amount shall be deducted from the Holdback Amount and delivered by Vendor's Counsel to Nahanni not earlier than three Business Days and not later than five Business Days after the receipt by Vendor's Counsel of a direction of Nahanni addressed to the Vendor's Counsel and the Purchaser directing the payment of such Nahanni Liabilities, provided that no Holdback Amount shall be disbursed at any time while an unresolved Representation Breach is alleged to have occurred and regardless of whether notice of such Representation Breach is given before or after notice requesting disbursement for the payment of Nahanni Liabilities.  Provided that Vendor's Counsel is entitled to release the Holdback Amount if Purchaser has not delivered evidence of such Representation Breach, which is substantial in the reasonable opinion of the Vendor's Counsel ("Substantive Evidence").

(c)
During the Escrow Period, if the Purchaser, acting reasonably, determines that any Representation Breach has occurred, the Purchaser shall notify Nahanni and the Vendor's Counsel of such Representation Breach and may undertake whatever action it considers necessary, acting reasonably, to remedy the damages caused by such Representation Breach, provided it may not admit liability or settle a third party claim without the Vendor's consent, not to be unreasonably withheld.  The verified reasonable costs incurred and paid by the Purchaser, and any verified damages incurred by the Purchaser, in relation to any Representation Breach (but not including any Nahanni Liabilities) (the "Remediation Expenses") shall be deducted from the Holdback Amount and delivered by Vendor's Counsel to the Purchaser not earlier than three Business Days and not later than five Business Days after the receipt by Vendor's Counsel of a direction of the Purchaser addressed to the Vendor's Counsel and the Vendor directing the payment of such Remediation Expenses, accompanied by Substantive Evidence.  To the extent that the Holdback Amount is insufficient to satisfy the Remediation Expenses, such excess Remediation Expenses shall be quantified and a number of Holdback Shares shall be forfeited and returned to the Purchaser for cancellation equal to the amount of such excess Remediation Expenses divided by the Volume Weighted Average Trading Price immediately prior to the date of notice by the Purchaser to the Vendor.   Prior to the delivery of the aforementioned direction by the Purchaser to Vendor's Counsel, the Purchaser must provide written notice of the amount of the Remediation Expenses to the Vendor and the Vendor's Counsel, and such amount shall be final and binding upon the Parties for all purposes hereof unless the Vendor shall have notified the Purchaser and the Vendor's Counsel in writing within 10 Business Days of receipt of such notice from the Purchaser that the Vendor disputes such amount, which notice shall set forth in reasonable detail the basis of the objection.  For greater certainty, if no such notice is given by the Vendor within such 10 Business Days, the Vendor shall be deemed to have accepted and agreed for all purposes hereunder to the amount of the Remediation Expenses.  If the Parties are unable to agree on the amount of the Remediation Expenses within 10 Business Days of receipt by the Purchaser of a dispute notice from the Vendor, such determination shall be made in accordance with Section 2.6.

(d)
Provided that at such time no liability in respect of an agreed Representation Breach remains outstanding and no unresolved Representation Breach remains in dispute, and in respect of which Substantive Evidence has been delivered to Vendor's Counsel, on the date that is the first Business Day following the date that is 6 months following the Closing Date, the remaining amount of the Holdback Amount shall be paid from the Holdback Amount by the Vendor's Counsel to the Vendor and the Holdback Shares shall cease to be considered subject to Section 2.3(b) above, and Vendor's Counsel shall provide written confirmation of the same to the Purchaser.

(e)
The Vendor agrees to cooperate in dealing with the registrar and transfer agent for the Consideration Shares and any trustee exercising control over such shares to complete the return and/or transfer of any Holdback Shares subject to forfeiture under Section 2.5(c).

2.6	Holdbacks and Dispute Resolution

The Vendor and the Purchaser shall endeavor in good faith to resolve any dispute with respect to the calculation of amounts in accordance with Section 2.5, provided that if the Parties do not reach a mutually acceptable solution pursuant to Section 2.5 within a period of 10 Business Days following the receipt by the Purchaser of a dispute notice from the Vendor, then upon written notice by the Purchaser or the Vendor to the other, the dispute shall be finally settled by arbitration in accordance with the provisions of the Arbitration Act (Alberta), based upon the following:

(a)
the arbitration tribunal shall consist of one arbitrator appointed by mutual agreement of the Purchaser and the Vendor, or in the event of failure to agree within 10 Business Days following delivery of the written notice to arbitrate, any Party may apply to a judge of the Court of Queen's Bench of Alberta to appoint an arbitrator qualified by education and training to pass upon the particular matter to be decided;

(b)	the arbitrator shall be instructed that time is of the essence in the arbitration proceeding;

(c)
after written notice is given to the dispute to arbitration, the Purchaser and the Vendor will meet within 10 Business Days of delivery of the notice and will negotiate in good faith to agree upon the rules and procedures for the arbitration, in an effort to expedite the process and otherwise ensure that the process is appropriate given the nature of the dispute and the values at risk, failing which the rules and procedures for the arbitration shall be determined by the arbitrator;

(d)	the arbitration shall take place in Calgary, Alberta;

(e)	the fees and other costs associated with the arbitrator shall be shared equally by the Purchaser and the Vendor and each Party shall be responsible for its own costs;

(f)	the arbitration shall be final and binding on the Parties and not subject to any appeal;

(g)	judgment upon any award may be entered in any court having jurisdiction or application may be made to the court for a judicial recognition of the award or an order of enforcement, as the case may be;

(h)
the disputes referred to arbitration (including without limitation the scope of the agreement to arbitrate, any statute of limitations, conflict of laws rules, tort claims and interest claims) shall be governed by the substantive Laws of the Province of Alberta and the federal Laws of Canada applicable therein; and

(i)
the Parties agree that the arbitration shall be kept confidential and that the existence of the proceeding and any element of it (including any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions and any awards) shall not be disclosed beyond the arbitrator, the Parties, their counsel and any Person necessary to the conduct of the proceeding, except as may lawfully be required in judicial proceedings relating to the arbitration or otherwise.

2.7	Tax Elections

At or after the Closing Date, the Purchaser shall, at the request of the Vendor, execute a joint election in the prescribed form to have section 85 of the Income Tax Act, and any applicable similar provision of provincial law, apply to the issuance of the Exchangeable Shares as partial consideration for the sale of the SellCo Shares to the Purchaser, provided that the Vendor shall be responsible for the preparation and timely filing of such election and the Purchaser shall be obliged only to execute and return to the Vendor, for filing by the Vendor, elections forms that are fully completed in apparent compliance with requirements of the Income Tax Act and that have been delivered by the Vendor to the Purchaser no later than December 31, 2012.  The Purchaser shall have no liability with respect to any election, including any election which is improperly completed, or not completed and filed by the Vendor in a timely manner.

2.8	Transferred Tax Pools

(a)	For the purpose of this Agreement, the following terms shall have the meanings as set forth below:

(i)	"Tax Pools" means:

(A)	Canadian oil and gas property expense or cumulative Canadian oil and gas property expense, as the context requires ("COGPE");

(B)	Canadian development expense or cumulative Canadian development expense, as the context requires ("CDE");

(C)	Canadian exploration expense or cumulative Canadian exploration expense, as the context requires ("CEE"); and

(D)	undepreciated capital cost of depreciable property, which shall not be less than zero ("UCC");

as such terms are defined in the Income Tax Act; and

(ii)	"Transferred Tax Pools" means the Tax Pools of SellCo as at the Closing Time, such amounts not to be less than the Tax Pools disclosed in Section 2.8(b).

(b)	At Closing, the Transferred Tax Pools shall not be less than the Tax Pools as set out below:

(i)	COGPE: $1,632,937

(ii)	CDE: $Nil

(iii)	CEE: $Nil

(iv)	UCC: $530,785

(c)
The Parties acknowledge and agree that the Vendor Parties make no representation or warranty as to the transferability to the Purchaser of the Transferred Tax Pools or the ability of SellCo or any successor to use those pools.

ARTICLE 3
CLOSING

3.1	Place of Closing

Unless otherwise agreed in writing by the Parties, Closing shall take place at the Closing Time at the offices of Bennett Jones LLP at 4500, 855 – 2nd Street S.W., Calgary, Alberta.

3.2	Recognition of Title and Operating Documents

If, following Closing, any one or more of the Vendor Parties is the holder of legal title to any Title and Operating Documents, until such time as SellCo or the Purchaser becomes recognized as the holder of legal title to such Title and Operating Documents, the Vendor Parties shall:

(a)	hold legal title to such Title and Operating Documents in trust, for the exclusive benefit of SellCo or its successor in interest;

(b)	do such things as are reasonably required for SellCo or its successor in interest to deal with the Assets to which such Title and Operating Documents relate; and

(c)	cooperate, acting reasonably, with any reasonable request of SellCo so as to allow SellCo to operate such Assets as if it were the holder of legal title to such Title and Operating Documents.

The Purchaser accepts that SellCo, as at the Closing Time, may not hold legal title to any or all Title and Operating Documents prior to the completion of the Transaction.

ARTICLE 4
COVENANTS OF THE VENDOR PARTIES

4.1	Assets to be Maintained in Proper Manner

Until the Closing Date, to the extent that the nature of the Vendor's or SellCo's interests, as applicable, in the Assets permit the Vendor or SellCo, as the case may be, to do so, each of the Vendor Parties shall or shall cause each of the Vendor Parties to:

(a)	conduct the business of the Vendor Parties in material compliance with Applicable Laws and generally accepted oil and gas industry practices in the jurisdiction where the Assets are located;

(b)
cause the Assets to be operated and maintained, in accordance with and subject to the Title and Operating Documents, Applicable Laws and generally accepted oil and gas industry practices in the jurisdiction where the Assets are located;

(c)	pay all costs and expenses relating to the Assets that become due prior to the Closing Date; and

(d)
perform and comply in all material respects with all material covenants and conditions contained in the Title and Operating Documents to be performed and complied with by any one or more of the Vendor Parties prior to Closing.

4.2	Restrictions on Conduct of Business

Between the date hereof and the Closing, without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld or delayed, none of the Vendor Parties shall:

(a)
sell, transfer, assign, farmout, surrender, abandon, forfeit, grant an encumbrance (other than a Permitted Encumbrance) or otherwise dispose of or alienate any of the Assets, other than the transfer of the Assets to SellCo pursuant to the Reorganization;

(b)
other than in the ordinary course of business or as otherwise contemplated herein, amend in any material respect or terminate any material agreement or instrument relating to the Assets or enter into any new material agreement or commitment relating to the Assets;

(c)
subject to the provisions of Section 4.3, enter into any obligations or commitments out of the ordinary course of business with respect to the Assets of which the Vendor's or SellCo's, as the case may be, share is estimated in the aggregate to be in excess of $10,000 for any single item or related series of items except as may be reasonably necessary to protect or ensure life and safety or to preserve the Assets or title to the Assets;

(d)
subject to the provisions of Section 4.3, propose or initiate the exercise of any right (including bidding rights at Crown sales) or option relative to or arising as a result of the ownership of the Assets, or propose or initiate any Operations on the Lands which have not been commenced or committed to by the Vendor on the date hereof that is in the aggregate in excess of $10,000 for any single item or related series of items, except that the Vendor or SellCo, as the case may be, may propose or initiate any Operations on the Lands for, and propose or initiate the exercise of any right or option relative to, the preservation of any of the Leases or the Assets;

(e)	enter into any transaction other than the Reorganization and any transactions in the ordinary course of the business of operating the Assets following completion of the Reorganization;

(f)	incur any liability, other than pursuant to the Reorganization and any liabilities incurred in the ordinary course of the business of operating the Assets following completion of the Reorganization;

(g)
make loans or advances, other than loans and advances with respect to the Assets made following completion of the Reorganization in accordance with the terms of operating agreements to which the Vendor is a party or by which it is bound as at the date hereof;

(h)
except for the shares to be issued by Nahanni to Chamonix Canada Inc. pursuant to the Chamonix Debt Conversion and Stock Option Exercise (to which EFLO consents) and  SellCo Shares issued to the Vendor pursuant to the Reorganization, issue, sell or agree to issue or sell any shares, rights, options, warrants or other securities of the Vendor Parties;

(i)	change in any material respect its bookkeeping, record keeping or accounting methods and procedures;

(j)	amend in any material manner or terminate any agreement or instrument relating to the Assets or enter into any new agreement or commitment relating to and having a material effect on the Assets; or

(k)	hire any employees.

Notwithstanding the foregoing, however, the Vendor or SellCo, as the case may be, may assume such obligations or commitments and propose or initiate such Operations or exercise any such right or option without the prior written consent of the Purchaser if the Vendor or SellCo, as the case may be, reasonably determines that such expenditures or actions are necessary for the protection of life, property or the Environment, in which case the Vendor shall, or the Vendor shall cause SellCo to, as the case may be, notify the Purchaser promptly of such intention or actions and the Vendor's or SellCo's, as the case may be, estimate of the costs and expenses associated therewith.  The Purchaser shall not, and shall not be entitled to, propose to the Vendor or SellCo, as the case may be, or propose to others the conduct of any Operations on the Lands or the exercise of any right or option relative to the Assets.

4.3	Satisfaction of Conditions

Each of the Vendor Parties shall use its reasonable commercial efforts to satisfy or cause satisfaction of the conditions set forth in Sections 9.1 and 9.2 as soon as reasonably practicable following the entering into of this Agreement to the extent that the satisfaction of the same is within the control or influence of the Vendor Party.

4.4	Operations Proposals During Interim Period

(a)
If, after the date hereof, a Vendor Party receives any notice of Operations (including casing point and abandonment elections and notices relating to the exercise of options to drill wells or conduct exploration or development operations under farmout and similar agreements) from a person other than a Purchaser or its affiliates on the Lands or lands pooled or unitized therewith or the exercise of any right (including rights of first refusal and rights under area of mutual interest provisions) or any option relating to the Assets of which the Vendor Parties' share is estimated to be in the aggregate in excess of $10,000 for any single item or related series of items (each such Operation or exercise of a right or option being referred to as a "Proposal") from a third party then, in a timely manner, the Vendor shall, or the Vendor shall cause SellCo to, as the case may be, give notice, including full particulars of the Proposal, to the Purchaser and, as soon as is practicable, the Vendor shall, or the Vendor shall cause SellCo to, as the case may be, give the Purchaser notice of whether or not the Vendor or SellCo, as the case may be, elects to participate in such Proposal.  The notice to the Purchaser shall contain the length of any period during which the Vendor or SellCo, as the case may be, is required to respond to any notice received by it in accordance with the applicable Title and Operating Document.

(b)
If the Purchaser and the Vendor or SellCo, as the case may be, disagree on the response to the Proposal, a meeting shall be convened immediately to discuss the differences.  If consensus is not reached at that meeting, the Purchaser will have the unilateral right to decide the response, provided Purchaser may not unilaterally commit Vendor or SellCo to an expenditure exceeding $25,000.

4.5	Nahanni Shareholders' Meeting

(a)
Nahanni shall take all necessary action in accordance with applicable Laws, to: (i) duly call, give notice of, convene and hold the Nahanni Shareholders' Meeting as promptly as practicable, and in any event not later than September 29, 2012, to vote upon the Transaction and any other matters as may be properly brought before the meeting; and (ii) solicit proxies of Nahanni Shareholders in favour of the Transaction.

(b)
Subject to the terms of this Agreement, Nahanni agrees to convene and conduct the Nahanni Shareholders' Meeting in accordance with its constating documents and applicable Laws and agrees not to propose to adjourn or postpone its meeting without the prior consent of EFLO:

(i)	except as required for quorum purposes (in which case the meeting shall be adjourned and not cancelled) or by applicable Law or by a Government Entity; or

(ii)	except for an adjournment for the purpose of attempting to obtain the requisite approval of the Disposition Resolution.

(c)
Upon the request of EFLO acting reasonably, Nahanni shall adjourn or postpone its meeting to a date specified by EFLO, provided that such meeting, as so adjourned or postponed, shall occur not later than 20 business days after the date on which such meeting was originally scheduled to occur.

(d)
Nahanni shall advise EFLO (a) as reasonably requested, and on a daily basis on each of the last seven business days prior to the Nahanni Shareholders' Meeting, as to the aggregate tally of the proxies and votes received in respect of such meeting and all matters to be considered at such meeting; and (b) of any written notice of dissent, withdrawal of such notice, and any other notice received pursuant to the exercise of Dissent Rights.

(e)
Nahanni shall promptly provide the Nahanni Information Circular to EFLO, for review by EFLO and its counsel, and shall permit EFLO to participate in the preparation of the Nahanni Information Circular to the extent that information concerning EFLO, its business and the Exchangeable Shares is required to be contained therein and will not mail the Nahanni Information Circular to Nahanni Shareholders until such time as EFLO agrees, acting reasonably.  The Nahanni Information Circular shall contain the unanimous determination of the board of directors of Nahanni that the Transaction is in the best interests of Nahanni and Nahanni Shareholders and the unanimous recommendation of the board of directors of Nahanni that Nahanni Shareholders vote in favour of the special resolution approving the Transaction and the sale of the Assets.

(f)
As of the date the Nahanni Information Circular is first mailed to the Nahanni Shareholders and the date of the Nahanni Shareholders' Meeting, the information contained in the Nahanni Information Circular shall be complete and correct in all material respects, shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading and shall comply in all material respects with all Applicable Laws. Nahanni shall promptly correct any such information contained in the Nahanni Information Circular which shall have become false or misleading at any time prior to the Nahanni Shareholders' Meeting.  Without limiting the generality of the foregoing, Nahanni shall ensure that the Nahanni Information Circular provides Nahanni Shareholders with information in sufficient detail to permit them to form a reasoned judgment concerning the matters to be placed before them at the Nahanni Shareholders' Meeting.

4.6	Reorganization

On or prior to the Closing Date, the Vendor shall, and Nahanni and Apex shall cause the Vendor to, enter into the Asset Purchase and Sale Agreement, providing for the Reorganization and complete such Reorganization on terms satisfactory to EFLO and the Purchaser.  SellCo and the Vendor shall validly and timely file an election under section 167 of the Income Tax Act for GST with respect the acquisition of the Assets.  Any costs and/or expenses of the Reorganization shall be for the account of the Vendor and not for the account of SellCo.

ARTICLE 5
COVENANTS OF EFLO AND THE PURCHASER

5.1	Satisfaction of Conditions

Each of EFLO and the Purchaser shall use its reasonable commercial efforts to satisfy or cause satisfaction of the conditions set forth in Sections 9.1 and 9.3 as soon as reasonably practicable following the entering into of this Agreement to the extent that the satisfaction of the same is within the control or influence of EFLO or the Purchaser.

5.2	Vendor Shareholders' Meeting

Each of EFLO and the Purchaser shall use its reasonable commercial efforts to obtain and furnish to Nahanni the information required on its behalf to be included in the Nahanni Information Circular.  As of the date the Nahanni Information Circular is first mailed to the Vendor Shareholders and the date of any Nahanni Shareholders' Meeting, the information provided by EFLO and the Purchaser for use in the preparation of the Nahanni Information Circular shall be complete and correct in all material respects, shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. Each of EFLO and the Purchaser agree to promptly correct any such information provided by it for use in the Nahanni Information Circular which shall have become false or misleading at any time prior to the Nahanni Shareholders' Meeting.

5.3	Share Certificate Legending

(a)
The Vendor Parties acknowledge and agree that the certificates representing the Exchangeable Shares and any EFLO Shares issued upon the exchange thereof shall bear the legends required by Section 13(1) of Multilateral Instrument 51-105 – Issuers Quoted in the U.S. Over-the-Counter Markets ("MI 51-105") as well as a legend reflecting the holdback provided for in Section 2.3 of this Agreement.

(b)
Upon the termination of the Escrow Period, EFLO and the Purchaser agree to remove, at the request of the Vendor Parties, the legend reflecting the holdback provided for in Section 2.3 of this Agreement in respect of any Holdback Shares releasable form such holdback under the terms of this Agreement.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF THE VENDOR PARTIES

6.1	Representations and Warranties

The Vendor Parties hereby jointly and severally represent and warrant to the Purchaser and EFLO that:

(a)
Organization and Standing: Each of the Vendor Parties is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation and  is duly qualified under the laws of those jurisdictions in which it is required to be qualified in order to carry on business as presently conducted by it.

(b)
Requisite Authority: Subject to the approval of the Disposition Resolution, each of the Vendor Parties has all requisite power and authority to enter into this Agreement and all other documents to be executed and delivered hereunder and to perform its obligations under this Agreement and all other documents to be executed and delivered hereunder and has authorized and taken all corporate or partnership action necessary to authorize the execution, delivery and performance of this Agreement, all documents to be executed and delivered hereunder and the consummation of the Transaction and, as applicable, the Reorganization, in accordance with this Agreement.

(c)
Execution and Enforceability: This Agreement has been duly executed and delivered by each of the Vendor Parties and all other documents to be executed or delivered by any Vendor Party pursuant hereto on the Closing Date or thereafter shall be duly executed and delivered by it and this Agreement does, and such documents will, constitute legal and valid binding obligations of the Vendor Parties, enforceable against the Vendor Parties in accordance with their respective terms.

(d)
No Conflicts or Approvals:  The execution and delivery of this Agreement and all other documents to be executed and delivered hereunder do not and the consummation of the Transaction and the fulfillment of and compliance with the terms and provisions hereof, do not and will not:

(i)
result in the breach of or violate any term or provision of the articles of incorporation, by-laws or partnership agreement or certificate of limited partnership, as applicable, of any of the Vendor Parties;

(ii)
conflict with, result in a breach of, constitute a default under, or prohibit the performance required by, any agreement, instrument, license, permit or authority to which any Vendor Party is a party or by which it is bound or to which any of its properties is subject or result in the creation of any lien, charge or encumbrance upon the Assets under any such agreement, instrument, license, permit or authority;

(iii)	violate any Applicable Laws applicable to any Vendor Party, the Assets or the Transaction; or

(iv)	except for the Required Approvals and any Customary Post-Closing Consents, require the consent of any Government Authority or any other third party.

(e)
Reporting Issuer Status:  None of the Vendor Parties is a reporting issuer or equivalent in any province or territory of Canada or any other jurisdiction outside of Canada.  None of the securities of any Vendor Party are listed or posted for trading on any stock exchange.

(f)	Residency: None of the Vendor Parties is a non-resident of Canada within the meaning of the Income Tax Act.

(g)
Finder's Fee:  None of the Vendor Parties has incurred any obligation or liability, contingent or otherwise, for brokerage fees, finder's fees, agent's commission or other similar forms of compensation with respect to the Transaction.

(h)
Capital of SellCo:  At the Closing Time the authorized capital of SellCo will consist of an unlimited number of common shares, of which 100 SellCo Shares will be issued and outstanding as fully paid and non-assessable and no other shares in the capital of SellCo will be issued or outstanding.

(i)	Title to SellCo Shares: At the Closing Time:

(i)	the Vendor will be the registered and beneficial owner of all of the SellCo Shares;

(ii)	the Vendor will have the power and authority to sell, transfer and convey the SellCo Shares to the Purchaser in accordance herewith; and

(iii)
the SellCo Shares will be free and clear of all Encumbrances and other adverse claims or encumbrances and except for this Agreement, there will not be any contract, option or any other right which may in the future become binding upon the Vendor to sell, transfer, assign, pledge, charge, mortgage or in any other way dispose of or encumber any of the SellCo Shares.

(j)
No Issuance of Shares of SellCo:  Other than this Agreement, there are no contracts, rights, warrants, options, or other rights binding on (whether contingent or vested), or which at any time thereafter may become binding on, the Vendor to: (i) transfer any of the SellCo Shares; (ii) allot or issue any of the unissued shares or other securities of SellCo; or (iii) create any additional class of shares or other securities of SellCo.

(k)
Minute Book of SellCo:  The minute and record books of SellCo have been maintained in accordance with generally accepted business practices and contain complete and true copies of SellCo's articles of incorporation, by-laws and other constating documents (including all amendments thereto) and all resolutions of their shareholders and directors and the registers of shareholders, share transfers and directors therein are complete and accurate.

(l)
Business of SellCo:  SellCo has never conducted any business except for the acquisition of the Assets pursuant to the Reorganization and as the owner of the Assets following completion of the Reorganization and has incurred no liabilities other than with respect to the Assets and with respect to periods following completion of the Reorganization; SellCo has the power and authority to conduct its business and, after completion of the Reorganization, to own the Assets.

(m)	Tax Pools of SellCo: At the closing time SellCo's Tax Pools will be not less than those set out in Section 2.8.

(n)
Conduct of Business:  Each of the Vendor and SellCo has conducted its business in compliance, in all material respects, with all Applicable Laws of each jurisdiction in which its business is carried on, including Securities Laws and the Vendor does, and SellCo will at the Closing Time, hold and maintain in good standing all licences, permits, approvals and authorizations necessary to permit it to conduct its business or to own, lease or operate its properties and the Assets, except where the failure to obtain any licence, permit, approval or authorization would not be material.

(o)
Undisclosed Liabilities:  Other than liabilities for ongoing operations in the ordinary course of business accrued between the Closing Date (as such term is defined in the Asset Purchase and Sale Agreement) of the transfer of the Assets to SellCo and the Closing Date, SellCo does not have, and at the Closing Time will not have, any liabilities which would be required to be disclosed on a balance sheet of SellCo prepared in accordance with GAAP, except site restoration costs.

(p)
Indemnities and Guarantees: SellCo has not, and as at the Closing Time will not have, guaranteed, endorsed, assumed or indemnified, contingently or otherwise, the obligations or indebtedness of any Person other than pursuant to Title and Operating Documents.

(q)
Subsidiaries:  Nahanni is the registered and beneficial owner of all of the issued and outstanding shares in the capital of Apex.  There are 26,602 limited partnership units of the Vendor outstanding, of which Apex is the registered and beneficial owner of one unit and Nahanni is the registered and beneficial owner of 26,601 units.  SellCo does not now, and at the Closing Time will not, have any subsidiaries.

(r)
Investments:  SellCo is not a party to, and as at the Closing Time will not be party to, any agreements of any nature other than agreements with respect to the Reorganization and the Title and Operating Documents.

(s)
Non-Arm's Length Debt:  No Affiliate, director, former director, officer or employee of SellCo or any Person not dealing at "arm's length" (within the meaning of the Income Tax Act) with SellCo will be indebted to SellCo at the Closing Time.

(t)	Employees: SellCo has never had any employees and will not have any employees at the Closing Time.

(u)	Bank Accounts: At the Closing Time, SellCo will not have any bank accounts, term deposits or safety deposit boxes except those listed in Schedule "E", if any.

(v)
No Shareholder Agreement:  There does not exist now and there will not exist at the Closing Time any shareholder or other agreement which affects the transferability of the SellCo Shares and neither the Vendor nor SellCo are now or will be at the Closing Time a party to any voting trust agreement, unanimous shareholder agreement, "share pooling agreement", or other contract, agreement, commitment plan, or understanding restricting or otherwise relating to voting or dividend rights with respect to the SellCo Shares.

(w)	Dividends: No dividends have been declared or paid or are payable in respect of the SellCo Shares.

(x)	Taxes: At the Closing Time SellCo will have no liability for Taxes, other than Taxes with respect to operation of the Assets following the completion of the Reorganization.

(y)	GST Registrant: At the Closing Time SellCo will be a registrant for the purposes of the Excise Tax Act (Canada).

(z)
Agreements with Tax Authorities:  SellCo has not entered into any agreement, waiver, extension or other arrangement with any taxation authority respecting Taxes payable by it or Tax Returns required to be filed by it and will not enter into any such agreement, waiver, extension or other arrangement prior to the Closing Time.

(aa)
Discussions with Tax Authorities:  SellCo is not engaged in any discussions or negotiations with any taxation authorities in respect of its Taxes nor is any Person acting on its behalf engaged in any such discussions or negotiations.

(bb)	Tax and Fiscal Years: SellCo's first fiscal year has not been set.

(cc)	Title to the Assets: Except as disclosed in Schedule "F", the Vendor Parties warrant that, other than Permitted Encumbrances:

(i)	the Assets are free and clear of all Encumbrances created by, through or under the Vendor Parties or, as at the Closing Time, SellCo; and

(ii)
subject to the rents, covenants, conditions and stipulations in the Title and Operating Documents, after Closing, SellCo shall be entitled to hold and enjoy the Assets without any lawful interruption by any Person claiming, by, through or under the Vendor Parties or SellCo.

(dd)
Condition of Assets:  The Assets are in operable working condition and have been maintained in accordance with industry standards (normal wear and tear excepted) except where the failure to do so would not have a material adverse effect.  To the knowledge of the Vendor Parties, no buildings, plants, structures, fixtures, equipment or other property owned or leased by the Vendor, or as at the Closing Time, SellCo, are in need of material repairs except for ordinary routine maintenance and repairs consistent with past practice and that are not material in nature or cost.

(ee)
Licences:  The Vendor, and as at the Closing Time SellCo, has obtained and is in material compliance with all licences, permits, certificates, consents, orders, grants and other authorizations of or from any Government Authority necessary to own and operate the Assets and conduct their businesses as they are now being or are proposed to be conducted, other than such licences, permits, certificates, consents, orders, grants and other authorizations the absence of which, or the non-compliance with which, would not have a material adverse effect on the Assets, the Vendor or, as at the Closing Time, SellCo.

(ff)
Insurance:  Policies of insurance are in force as of the date hereof naming the Vendor as an insured have been disclosed to the Purchaser.  As at the Closing Time, such policies of insurance will have been assigned by the Vendor to SellCo.  All such policies of insurance adequately cover all risks reasonably and prudently foreseeable in the operation and conduct of the business of the Vendor and the business of SellCo following the Reorganization as would be customarily covered by companies operating such businesses.  All such policies shall remain in full force and effect and shall not be cancelled or otherwise terminated as a result of the transactions contemplated by this Agreement.  None of such policies shall be increased or amended or cancelled without the prior written consent of the Purchaser, provided, however, that (i) the Vendor Parties have no downhole insurance on producing or suspended wells; and (ii) Vendor's insurance agents are questioning the accuracy of the facts supplied on the Major Facilities and the validity of the related insurance

(gg)
Reduction in Interest:  Except for the Permitted Encumbrances or as disclosed in the Land Schedule, the Petroleum and Natural Gas Rights are not subject to reduction by virtue of the conversion or other alteration of the interest of, any third party claiming by, through or under any Vendor Party.

(hh)
No Default Notices:  Except as disclosed in Schedule "F", as at the date hereof, none of the Vendor Parties has received or delivered any written notices of violation or alleged violation of any material provisions of any Applicable Law in respect of the Assets.

(ii)
Competition Act:  Neither the aggregate value of the assets of SellCo as at the Closing Time and the assets to be acquired, directly or indirectly, by EFLO pursuant to the Devon Working Interest Acquisition nor the gross revenues from sales in or from Canada generated from such assets, all as calculated in accordance with the Competition Act (Canada), exceed the applicable thresholds for notifiable transactions under Part IX of the Competition Act (Canada).

(jj)
Investment Canada Act:  The aggregate value of the assets of SellCo as at the Closing Time and the assets to be acquired, directly or indirectly, by EFLO pursuant to the Devon Working Interest Acquisition, as calculated in accordance with the Investment Canada Act (Canada), is below the limits applicable to investments by WTO investors as determined in accordance with subsection 14.1(2) of the Investment Canada Act (Canada).

(kk)
Compliance with Title and Operating Documents: Except as disclosed in Schedule "F", each of the Vendor Parties has performed, observed and satisfied all of its material duties, liabilities, obligations and covenants required as at the date hereof to be satisfied, performed and observed by it under, and is not in default under or in breach of any material provision of, any Title and Operating Document.

(ll)
No Claims:  Except as set forth in Schedule "F", as at the date hereof  (i) there are no judgments against the Vendor Parties or any consent decrees or injunctions to which the Vendor Parties are subject, (ii) there are no Claims in existence or threatened against the Vendor Parties; and (iii) to the Vendor's Knowledge, there is no basis upon which a material Claim could reasonably be expected to be made against the Vendor Parties in respect of, or relating to, the Assets.

(mm)	No Take or Pay Obligations: The Assets are not affected by any take or pay or similar obligations.

(nn)
Transportation, Processing and Sale Agreements: Except for the contracts described in Schedule "G" and contracts that may be cancelled without penalty on notice of not more than two calendar months, there are no Transportation, Processing and Sale Agreements to or by which the Vendor, SellCo or any Person acting on either of their behalf is a party or is bound that is applicable to the production of Petroleum Substances from the Lands or lands pooled or unitized therewith, or to which the Lands or lands pooled or unitized therewith have been dedicated.

(oo)
Operating Practices:  All Operations prior to the date hereof in respect of which any Vendor Party was the operator, were conducted in all material respects in accordance with generally accepted oil and gas industry practices in the jurisdiction where the relevant Assets are located and Applicable Laws in effect at the time the Operations were conducted.

(pp)
Payment of Royalties:  The Vendor Parties have paid or caused to be paid all relevant Crown royalties, freehold deposits and rentals and freehold and overriding royalties in respect to the Assets that have become due and payable prior to the date hereof that any of such Vendor Parties is directly obligated to pay.

(qq)
Outstanding AFEs and Mail Ballots:  Except as set forth in Schedule "H" and for matters approved or permitted pursuant to Article 4, there is no authorization for expenditure or similar approval approved by any Person pursuant to which there may be expenditures with respect to the Assets, SellCo's share of which at the Closing Time is reasonably expected to exceed $Nil and there is no outstanding cash call with respect to the Assets, SellCo's share of which at the Closing Time exceeds $Nil.

(rr)	Environmental Matters: As at the date hereof and as at the Closing Time none of the Vendor Parties has received any:

(i)
orders or directives under any Environmental Law that require any work, repairs, construction or capital expenditures with respect to the Assets operated by it, where such orders or directives have not been complied with in all material respects; or

(ii)
demands or notices issued under Environmental Laws with respect to the breach of any Environmental Law   applicable to the Assets, including in respect of the use, storage, treatment, transportation, handling or disposition of environmental contaminants, or the protection of the Environment, which demand or notice remains outstanding on the date hereof;

nor, to the knowledge of the Vendor Parties, except as have been disclosed by the Vendor Parties to Purchaser, are there any circumstances that could give rise to any order, directive, demand or notice referred to in (i) and (ii), respectively.

(ss)
Hedging Agreements: None of the Vendor Parties is a party to, or bound by, nor are any Assets inclusive of or subject to, any interest rate swaps, foreign exchange swaps, commodity price hedging contracts and similar derivative contracts.

(tt)
Production Penalties: The Wells are not subject to any production penalty whereby the production proceeds allocable to the Vendor's interest, or SellCo's interest as at the Closing Time, are payable to a third party until an amount calculated in respect of certain costs and expenses paid by such third party are recovered by such third party.

(uu)	Joint Venture Audits: There are no ongoing or proposed joint venture audits under the Title and Operating Documents or otherwise relating to the Assets.

6.2	Survival of Representations and Warranties

The representations and warranties of the Vendor Parties in Section 6.1 shall survive the Closing and not be merged in any conveyances or other documents provided pursuant to this Agreement, provided that no Claim may be made or enforceable by EFLO or the Purchaser pursuant to or based in any way upon any of these representations and warranties or any indemnity in respect thereof unless written notice of such Claim with reasonable particulars shall have been provided by such EFLO or the Purchaser to the Party against whom such Claim is made within 12 months from the Closing Date, provided however, that Claims related to any of the representations and warranties or any indemnity in respect of taxation matters may be made and be enforceable by EFLO or the Purchase provided such written notice of such Claim with reasonable particulars shall have been provided by EFLO or the Purchaser to the Party against whom such Claim is made within 90 days following the expiry of the applicable tax limitation period and provided that Claims related to Section 6.1(rr) may be made within 5 years from the Closing Date.

ARTICLE 7
REPRESENTATIONS AND WARRANTIES OF EFLO AND THE PURCHASER

7.1	Representations and Warranties

EFLO and the Purchaser hereby jointly and severally represent and warrant to the Vendor that:

(a)
Organization and Standing:  Each of EFLO, EFLO Yukon and the Purchaser is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation and  is duly qualified under the laws of those jurisdictions in which it is required to be qualified in order to carry on business as presently conducted by it.

(b)
Requisite Authority:  Each of EFLO and the Purchaser has all requisite power and authority to enter into this Agreement and all other documents to be executed and delivered hereunder and to perform its obligations under this Agreement and all other documents to be executed and delivered hereunder and has authorized and taken all corporate action necessary to authorize the execution, delivery and performance of this Agreement and all other documents to be executed and delivered hereunder and the consummation of the Transaction in accordance with this Agreement.

(c)
Execution and Enforceability:  This Agreement has been duly executed and delivered by each of EFLO and the Purchaser and all other documents to be executed or delivered by EFLO, EFLO Yukon and the Purchaser pursuant hereto on the Closing Date or thereafter shall be duly executed and delivered and this Agreement does, and such documents will, constitute legal and valid binding obligations of EFLO and the Purchaser, as applicable, enforceable against them in accordance with their respective terms.

(d)
No Conflict or Approvals:  The execution and delivery of this Agreement and all other documents to be executed and delivered hereunder do not and the, consummation of the Transaction and the fulfillment of and compliance with the terms and provisions hereof do not and will not, at the Closing Date:

(i)	result in the breach of or violate any term or provision of its articles of incorporation or by-laws of EFLO, EFLO Yukon or the Purchaser;

(ii)
conflict with, result in a breach of, constitute a default under, or prohibit the performance required by, any agreement, instrument, license, permit or authority to which EFLO, EFLO Yukon or the Purchaser is a party or by which it is bound or to which any of its properties is subject or result in the creation of any lien, charge or encumbrance upon any of its assets under any such agreement, instrument, license, permit or authority;

(iii)	violate any Applicable Law applicable to EFLO, EFLO Yukon, the Purchaser or their assets; or

(iv)	except for the Required Approvals and any Customary Post-Closing Consents, require the consent of any Government Authority or any other third party.

(e)
Availability of Funds:  The Purchaser has the financial resources in place and available to it to enable it to pay the Purchase Price at the Closing on the Closing Date and all other amounts to be paid by it hereunder in accordance with and on the basis contemplated by this Agreement.

(f)	Exchangeable Shares: At the Closing time, the Exchangeable Shares shall be validly issued as fully paid and non-assessable shares of the issuer thereof.

(g)
Capital:  The authorized capital of EFLO consists of 75,000,000 common shares.  As of the date hereof, there are 17,165,540 common shares of EFLO issued and outstanding  and except as disclosed in the EFLO Public Record, and other than warrants to purchase 596,870 common shares of EFLO at a weighted average strike price of $4.35, common shares issuable pursuant to a finder's fee agreement dated January 20, 2011 among EFLO, Grant Petersen, Robert Wesolek and Bamako Investment Management Ltd., and options to acquire common shares which may be issued pursuant to the EFLO stock option plan, no Person has any rights, contingent or vested, to acquire any common shares of EFLO, options, securities convertible into interests in EFLO or any other rights to acquire any securities of EFLO.

(h)
EFLO Public Record:  The information contained in the EFLO Public Record, taken as a whole, is complete, true and correct in all material respects and does not contain any material misrepresentations (as such term is defined in the Securities Act (Alberta)).

(i)	Compliance with Securities Laws: EFLO is in material compliance with applicable securities laws in the Provinces of British Columbia and Alberta.

7.2	Survival of Representations and Warranties

The representations and warranties of EFLO and the Purchaser in Section 7.1 shall survive the Closing and not be merged in any conveyances or other documents provided pursuant to this Agreement, provided that no Claim may be made or enforceable by any Vendor Party pursuant to or based in any way upon any of these representations and warranties or any indemnity in respect thereof unless written notice of such Claim with reasonable particulars shall have been provided by such EFLO or the Purchaser to the Party against whom such Claim is made within 12 months after the Closing Date.

ARTICLE 8
INSPECTION

8.1	Vendor Parties to Provide Access

(a)
Subject to all contractual and other restrictions on disclosure, the Vendor Parties shall provide reasonable access during normal business hours for EFLO, the Purchaser and their advisors provided for in Section 8.1(b) to the Vendor Parties' records, books, accounts, documents, files, information, materials and filings regarding the Assets for the purpose of the Purchaser's review of the Assets and the Vendor's and, at the Closing Time, SellCo's, title thereto.  The Vendor Parties shall also make available their auditors, legal counsel and other representatives available to EFLO and the Purchaser if so requested by EFLO or the Purchaser.  The access rights granted to EFLO and the Purchaser herein shall be subject to this Agreement and the terms and conditions prohibiting disclosure of information in existing agreements to which any Vendor Party is a party or by which it is bound.

(b)
EFLO and the Purchaser may employ advisors to assist in its review of the Assets and EFLO and the Purchaser shall be responsible to the Vendor Parties for ensuring that such advisors comply with the restrictions on use and disclosure of information set forth in Sections 8.1(a) and 10 hereof.

8.2	EFLO and the Purchaser to Provide Access

(a)
Subject to all contractual and other restrictions on disclosure, EFLO and the Purchaser shall provide reasonable access during normal business hours for the Vendor Parties and their advisors provided for in Section 8.2(b) to EFLO's and the Purchaser's records, books, accounts, documents, files, information, materials and filings regarding its assets for the purpose of the Vendor's review of EFLO and its business.  EFLO and the Purchaser shall also make available their auditors, legal counsel and other representatives available to the Vendor Parties if so requested by any of the Vendor Parties.  The access rights granted to the Vendor Parties herein shall be subject to this Agreement, the Confidentiality Agreement and the terms and conditions prohibiting disclosure of information in existing agreements to which EFLO or the Purchaser is a party or by which it is bound.

(b)
The Vendor Parties may employ advisors to assist in their review of EFLO and the Vendor Parties shall be responsible to EFLO and the Purchaser for ensuring that such advisors comply with the restrictions on use and disclosure of information set forth in Sections 8.2(a) and 10 hereof.

ARTICLE 9
CONDITIONS PRECEDENT TO CLOSING AND DELIVERIES

9.1	Mutual Conditions Precedent

The respective obligations of EFLO and the Purchaser, and the Vendor Parties, to consummate the transactions contemplated hereby are subject to the satisfaction, on or before the Closing Date of the following conditions:

(a)
other than Customary Post-Closing Consents, any and all Required Approvals to permit the Transaction to be completed shall have been obtained or such approval or consent requirement shall have been waived in writing by the applicable Government Authority or other third party or otherwise lapsed;

(b)	the Exchangeable Shares shall have been created; and

(c)
on or prior to the Closing Date, the Disposition Resolution shall have been approved by not less than two-thirds of the votes cast by Nahanni Shareholders present in person or by proxy at the Nahanni Shareholders' Meeting.

The foregoing conditions are for the mutual benefit of EFLO and the Purchase, and the Vendor Parties, and may be waived, in whole or in part, jointly by EFLO, the Purchaser and the Vendor Parties at any time.  If any of the foregoing conditions are not satisfied or waived on or before the Closing Date, then either EFLO and the Purchaser, or the Vendor Parties, may terminate this Agreement by written notice to the other Parties.

9.2	Conditions Precedent for Benefit of EFLO and the Purchaser

The obligation of the Purchaser to purchase the SellCo Shares and of EFLO and the Purchaser to otherwise complete the Transaction is subject to the satisfaction of the following conditions precedent for the exclusive benefit of EFLO and the Purchaser, which may be waived in whole or in part at the discretion of EFLO and the Purchaser by written notice to the Vendor Parties at or before Closing:

(a)
the board of directors and officers of Nahanni shall have unanimously approved the Transaction and this Agreement, shall have mailed to the Nahanni Shareholders the Nahanni Information Circular containing the determinations and recommendations provided for in Section 4.5(e);

(b)	the Nahanni Lock-up Shareholders shall be in full compliance with such Nahanni Lock-Up Agreements as at the Closing Date;

(c)	not in excess of the holders of 5% of the issued and outstanding Nahanni Shares shall have exercised Dissent Rights;

(d)	EFLO and the Purchaser shall have received the resignation of the directors and officers of SellCo;

(e)
the representations and warranties of the Vendor Parties set forth in Article 6 shall be true and correct in all material respects as of the date hereof and at and as of the Closing Date, as if made as at the Closing Date;

(f)
in all material respects, the Vendor Parties shall have performed or complied with all of their obligations and covenants in this Agreement to be performed or complied with by the Vendor at or prior to the Closing Date;

(g)	at or prior to the Closing Time, the Reorganization shall have been completed on terms and conditions satisfactory to the Purchaser in its sole discretion;

(h)	between the date of this Agreement and the Closing Date there shall not have occurred any material adverse change to SellCo's business, liabilities, financial condition or prospects or the Assets;

(i)	the SellCo Shares shall be: (i) duly issued as fully paid and non-assessable shares in the capital of SellCo; and (ii) free and clear of all Encumbrances;

(j)
other than liabilities for ongoing operations in the ordinary course of business accrued between the Closing Date (as such term is defined in the Asset Purchase and Sale Agreement) of the transfer of the Assets to SellCo and the Closing Date, as disclosed to the Purchaser, SellCo shall have no liabilities;

(k)	the Vendor Parties shall have executed and delivered the release and waiver of the Devon Claim delivered by the Purchaser in the form attached as Schedule "N";

(l)
at the Closing Time, the only outstanding securities of SellCo shall consist of the SellCo Shares, and there shall not exist, and no Person shall have or enjoy any privilege capable of becoming, and SellCo has not authorized or agreed in the future to grant, issue or enter into: (i) any option, warrant or other right or entitlement (whether present or future, contingent or absolute, pursuant to contract or otherwise) to subscribe for, purchase or otherwise acquire any shares or other securities of SellCo; (ii) any securities convertible into, exchangeable for or otherwise carrying the right or entitlement (whether present or future, contingent or absolute, pursuant to contract or otherwise) to subscribe for, purchase or otherwise acquire any shares or other securities of SellCo; or (iii) any contract providing, conditionally or otherwise, for any obligation on the part of SellCo to issue any shares or other securities of SellCo;

(m)
no suit, action or other proceeding shall, at Closing, be pending against the Vendor Parties before any Court or Government Authority seeking to restrain, prohibit, obtain damages or other relief in connection with the consummation of the Transaction that would have a material adverse effect on the value of the SellCo Shares;

(n)
the purchase by the Purchaser of the SellCo Shares shall not be prohibited under applicable Law; and EFLO and the Purchaser shall be satisfied, acting reasonably, that: (i) no Claim or Proceeding shall exist or be pending or threatened against or involving or affecting the Vendor Parties or the Assets, and (ii) no Law or Order shall have been proposed, enacted, made, promulgated, issued, amended, applied or imposed, which in either case individually or in the aggregate has or would have a material adverse effect with respect to SellCo or the Assets, or which seeks to enjoin, restrain or restrict completion of the transactions contemplated hereby (including the purchase by the Purchaser of the SellCo Shares as provided herein) or obtain damages or other relief in connection therewith; and

(o)	the Vendor Parties shall have satisfied the deliveries provided for in Section 9.5.

If any of the said conditions precedent in Sections 9.2(a) to (o) inclusive shall not be complied with or waived by EFLO and the Purchaser, at or before the Closing Date, EFLO and the Purchaser may terminate this Agreement by written notice to the Vendor Parties.

9.3	Conditions Precedent for Benefit of the Vendor Parties

The obligation of the Vendor to sell the SellCo Shares to the Purchaser and the Vendor Parties to otherwise complete the Transaction is subject to satisfaction of the following conditions precedent for the exclusive benefit of the Vendor Parties, which may be waived in whole or in part by the Vendor Parties by written notice to EFLO and the Purchaser at or before Closing:

(a)	the board of directors of the Purchaser shall have unanimously approved the Transaction and this Agreement;

(b)
the representations and warranties of the Purchaser and EFLO set forth in Article 7 shall be true and correct in all material respects as of the date hereof and at and as of the Closing Date, as if made as at the Closing Date;

(c)
in all material respects, the Purchaser and EFLO shall have performed or complied with all of the respective covenants contained in this Agreement to be performed or complied with by the Purchaser or EFLO, respectively, at or prior to the Closing Date;

(d)	between the date of this Agreement and the Closing Date there shall not have occurred any material adverse change to EFLO's business, liabilities, financial condition or prospects;

(f)
no suit, action or other proceeding shall, at Closing, be pending against EFLO before any Court or Government Authority seeking to restrain, prohibit, obtain damages or other relief in connection with the consummation of the Transaction that would have a material adverse effect on the value of the Consideration Shares; the Purchaser shall have executed and delivered such releases and waivers as apply to the Devon Claim as required by the Vendor;

(g)
the purchase by the Purchaser of the SellCo Shares shall not be prohibited under applicable Law; and the Vendor Parties shall be satisfied, acting reasonably, that: (i) no Claim or Proceeding shall exist or be pending or threatened against or involving or affecting EFLO, and (ii) no Law or Order shall have been proposed, enacted, made, promulgated, issued, amended, applied or imposed, which in either case individually or in the aggregate has or would have a material adverse effect with respect to EFLO, on a consolidated basis, or which seeks to enjoin, restrain or restrict completion of the transactions contemplated hereby (including the purchase by the Purchaser of the SellCo Shares as provided herein) or obtain damages or other relief in connection therewith;

(h)	EFLO shall have executed and delivered the release and waiver of the Devon Claim previously executed by Devon Canada as provided for in Schedule "N";

(i)	EFLO Yukon shall have executed a release and waiver of the Devon Claim and the amounts claimed thereby; and

(j)	EFLO and the Purchaser, as applicable, shall have satisfied the deliveries provided for in Section 9.6.

If any of the said conditions precedent in Sections 9.3(a) to (j) inclusive shall not be complied with, or waived by the Vendor Parties, at or before the Closing Date, the Vendor Parties may terminate this Agreement by written notice to EFLO and the Purchaser.

9.4	Efforts To Fulfill Conditions Precedent

The Parties will each use, and cause their respective Related Parties to use, reasonable commercial efforts to cause the conditions precedent set forth in Sections 9.1, 9.2 and 9.3, to be fulfilled and satisfied as soon as practicable.  The Parties shall co-operate in seeking Customary Post-Closing Consents after Closing.

9.5	Deliveries of the Vendor Parties

(a)	At Closing, the Vendor Parties shall deliver or cause to be delivered to and in favour of EFLO and the Purchaser, as applicable, the following:

(i)	a certificate of status, for SellCo as issued by the Registrar of Corporations;

(ii)	a certified copy of the organizational or constating documents of SellCo;

(iii)	a certified copy of the resolutions of the directors of Nahanni and SellCo, approving the transactions contemplated hereby and the transfer of the SellCo Shares to the Purchaser;

(iv)	a certified copy of the Disposition Resolution duly passed by not less than two-thirds of the votes cast by Nahanni Shareholders present in person or by proxy at the Nahanni Shareholders' Meeting;

(v)	all certificates representing the SellCo Shares duly endorsed for transfer to the Purchaser or accompanied by a written instrument of transfer;

(vi)	all documentation implementing the Reorganization, including but not limited to the Asset Purchase and Sale Agreement;

(vii)	a certificate of officers of the Vendor Parties in the form of Schedule "J";

(viii)	receipt for payment of the Purchase Price;

(ix)	the minute book, corporate seal (if any) and all other corporate records of SellCo;

(x)	resignations of all directors and officers of SellCo and a release from such directors and officers pursuant to which they release all Claims against SellCo; and

(xi)	any and all other documents that are required by this Agreement to be delivered by the Vendor or SellCo to the Purchaser to complete the Transaction.

(b)
All deliveries of the Vendor Parties shall, except as otherwise stated, be in a form acceptable to each of the Vendor Parties and EFLO and the Purchaser and their respective solicitors, acting reasonably.

9.6	Deliveries of EFLO and the Purchaser

(a)	At Closing, EFLO and the Purchaser, as applicable, shall deliver or cause to be delivered to and in favour of the applicable Vendor Parties, the following:

(i)	certificates of status for EFLO and the Purchaser;

(ii)	a certified copy of the organizational or constating documents of each of EFLO and the Purchaser;

(iii)	a certified copy of the resolutions of the directors of each of EFLO and the Purchaser approving the transactions contemplated hereby;

(iv)	payment of the Holdback Amount by certified cheque or wire transfer to the Vendor's solicitors;

(v)	the Consideration Shares registered in the name of the Vendor;

(vi)	a certificate of officers of EFLO and the Purchaser in the form of Schedule "K";

(vii)	a receipt for the SellCo Shares;

(viii)	the release of the Devon Claim at attached as Schedule "N", executed by EFLO;

(ix)	a release of the Devon Claim and the amounts claimed thereby, executed by EFLO Yukon;

(x)	any and all other documents that are required by this Agreement to be delivered and, if applicable, executed, by EFLO and/or the Purchaser to the Vendor Parties pursuant hereto.

(b)
All deliveries of EFLO and the Purchaser shall, except as otherwise stated, be in a form acceptable to each of the Vendor Parties and EFLO and the Purchaser and their respective solicitors, acting reasonably.

ARTICLE 10
CONFIDENTIALITY

Each Party shall keep confidential all information obtained from the other Party and shall not use or release any information concerning this Agreement and the transactions herein provided for, without the prior written consent of the other Party, which consent shall not be unreasonably withheld.  Nothing contained herein shall prevent a Party at any time from furnishing information (i) to any governmental agency or regulatory authority or to the public if required by applicable law, (ii) in connection with obtaining consents, pursuing financing or operational partners, or complying with preferential, pre-emptive or first purchase rights contained in Title and Operating Document(s) and any other agreements and documents to which the transaction contemplated by the Agreement, or (iii) if required to procure the consent of Vendor Parties’ shareholders, however in such instances, the Parties shall advise each other in advance of any such statement or disclosure which they propose or are required to make and shall make all reasonably commercial efforts to prevent the release of any and all parts of the information not required to be disclosed or released.

ARTICLE 11
TAX MATTERS

11.1	Tax Indemnities

(a)
For the purposes of this Article 11, the term "Vendor Parties" shall not include SellCo.  Subject to Section 11.1(c), after Closing the Vendor Parties shall be liable to and jointly and severally indemnify SellCo, EFLO and the Purchaser (which in this Section 11.1 includes SellCo's successors and assigns) in respect of all Taxes payable by SellCo and Vendor in respect of taxation periods ending on or before the Closing Date ("Prior Period Taxes").

(b)
The Purchaser shall give prompt written notice to the Vendor Parties whenever it becomes aware that a claim (a "Tax Claim") has been or may be made by a Taxation Authority for which the Vendor Parties may be liable pursuant to the indemnity provided for in Section 11.1(a) (the "Tax Indemnity").  The Vendor Parties shall have the right at its own expense and employing counsel of its own choice to have full carriage and control of the contestation of any such Tax Claim,  provided that if the Tax Claim does not relate solely to matters to which the Tax Indemnity may apply, the Purchaser shall, at its own expense and employing counsel of its own choice, have full carriage and control of the contestation of the portion of the Tax Claim relating to matters to which the Tax Indemnity does not relate; and further provided that the Purchaser will not agree to and will cause SellCo not to agree to any compromise or settlement of any Tax Claim to which the Tax Indemnity may apply without the consent of the Vendor, which will not be unreasonably withheld.  If the Purchaser does not consent to a settlement of a Tax Claim to which the Tax Indemnity may apply following a request from the Vendor to do so, the obligation of the Vendor Parties to indemnify EFLO, the Purchaser and SellCo for the Tax Claim shall be limited to the amount that the Vendor Parties would have been required to pay to SellCo pursuant hereto in respect of the Tax Claim if the settlement had been accepted and the Vendor Parties shall forthwith transfer carriage of the contestation of the Tax Claim to the Purchaser or its nominee.  The Purchaser and the Vendor Parties shall cooperate with each other in any defence of any such Tax Claims and shall keep each other reasonably informed of the conduct thereof.

(c)
The Tax Indemnity shall apply in respect of Taxes assessed within the period during which Income Taxes may be assessed under Applicable Law on the assumption that no waiver is filed pursuant to subparagraph 152(4)(a)(ii) of the Income Tax Act or similar provisions of provincial income tax legislation unless such waiver is filed with the written consent of the Vendor, which consent may not be unreasonably withheld.  No Tax Claim shall be made against the Vendor Parties in respect of the Tax Indemnity unless written notice of the Tax Claim is given to the Vendor Parties by the Purchaser within sixty (60) days following the end of such period.

11.2	Tax Returns

The Purchaser will prepare at its cost and in a timely manner all Tax Returns required to be filed by SellCo for any period ending on or before the Closing Date and the Purchaser shall cause SellCo to file such Tax Returns in a timely manner.

ARTICLE 12
LIABILITIES AND INDEMNITIES

12.1	Vendor Parties' Indemnities

For the purposes of this Section 12.1, the term "Vendor Parties" shall not include SellCo.  Subject to Sections 6.2 and 12.4, after the Closing, the Vendor Parties shall jointly and severally indemnify, defend and save harmless EFLO, SellCo, the Purchaser and their Related Parties from and against any and all of:

(a)
Purchaser's Losses resulting from breaches of the representations or warranties made by the Vendor Parties in Article 6 or breaches of covenants or agreements made by the Vendor Parties in this Agreement or in the Asset Purchase and Sale Agreement; and

(b)
claims for the payment of Prior Period Taxes provided that written notice of such Claim with reasonable particulars shall have been provided by the Purchaser to the Vendor within 12 months from the Closing Date.

12.2	EFLO and Purchaser's Indemnities

For the purposes of this Section 12.2, the term "Vendor Parties" shall not include SellCo.  Subject to Sections 7.2 and 12.4, except as otherwise indemnified by the Vendor Parties, after the Closing, EFLO and the Purchaser shall jointly and severally indemnify, defend and save harmless the Vendor Parties and their Related Parties, from and against any and all of:

(a)
Vendor's Losses resulting from breaches of the representations or warranties made by EFLO and the Purchaser in Article 7 or breaches of covenants or agreements made by EFLO and the Purchaser in this Agreement;

(b)
all Environmental Liabilities whether occurring before, on or after the Closing Date that arise from or relate to, acts, omissions, events or circumstances, occurring before, on or after the Closing Date, except to the extent that EFLO or the Purchaser is entitled to indemnification pursuant to Section 12.1 in respect of such Environmental Liabilities;

including the effects of, and the costs of complying with, any order or direction of any Government Authority having jurisdiction. In respect to the matters referenced in Section 12.2(b), EFLO and the Purchaser acknowledge that EFLO, the Purchaser and their Related Parties shall not be entitled to any rights or remedies under the common law or in equity or under any Applicable Laws against the Vendor Parties or their Related Parties, including the right to name the Vendor Parties or any of their Related Parties as a third party to any action commenced by any Person against EFLO or the Purchaser, except to the extent necessary to enforce a Claim by EFLO or the Purchaser pursuant to Section 12.1.

12.3	Indemnification Procedure – Third Party Claims

The following procedures shall be applicable to any Claim (a "Third Party Claim") made against a Party (the "Indemnified Party") by a Person other than the particular Indemnified Party or any of its Related Parties for which it is entitled to indemnification, pursuant to this Agreement from the other Party (the "Indemnifying Party"):

(a)
upon the Third Party Claim being made or commenced against the Indemnified Party, the Indemnified Party shall promptly provide written notice thereof to the Indemnifying Party.  The notice shall describe the Third Party Claim in reasonable detail and indicate the estimated amount, if practicable, of the indemnified Losses and Liabilities that have been or may be sustained by the Indemnified Party in respect thereof.  If the Indemnified Party does not give prompt notice to the Indemnifying Party as aforesaid, then such failure shall only lessen or limit the Indemnified Party's rights to indemnity hereunder to the extent that the defence of the Third Party Claim was prejudiced by such lack of prompt notice;

(b)
if the Indemnifying Party acknowledges to the Indemnified Party in writing that the Indemnifying Party is responsible to indemnify the Indemnified Party in respect of the Third Party Claim pursuant hereto, the Indemnifying Party shall have the right to do either or both of the following:

(i)	assume carriage of the defence of the Third Party Claim using legal counsel of its choice and at its sole cost; and\or

(ii)
settle the Third Party Claim provided the Indemnifying Party pays the full monetary amount of the settlement and the settlement does not impose any unreasonable restrictions or obligations on the Indemnified Party;

(c)
each Party shall cooperate with the other in the defence of the Third Party Claim, including making available to the other Party, its directors, officers, employees and consultants whose assistance, testimony or presence is of material assistance in evaluating and defending the Third Party Claim;

(d)
the Indemnified Party shall not enter into any settlement, consent order or other compromise with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, delayed or conditioned) unless the Indemnified Party waives its rights to indemnification in respect of the Third Party Claim;

(e)
upon payment of the Third Party Claim, the Indemnifying Party shall be subrogated to all claims the Indemnified Party may have relating thereto.  The Indemnified Party shall give such further assurances and cooperate with the Indemnifying Party to permit the Indemnifying Party to pursue such subrogated claims as reasonably requested by it; and

(f)
if the Indemnifying Party has paid an amount pursuant to the indemnification obligations herein and the Indemnified Party shall subsequently be reimbursed from any other source in respect of the Third Party Claim, the Indemnified Party shall promptly pay the amount of the reimbursement (including interest actually received) to the Indemnifying Party, net of Taxes required to be paid by the Indemnified Party as a result of such payment and plus any Taxes saved or recovered by the Indemnified Party as a result of such payment.

12.4	Limitations on Liability

Notwithstanding anything herein to the contrary:

(a)
the indemnities provided in Sections 12.1 and 12.2 shall not apply to Losses and Liabilities to the extent reimbursed by insurance to, or, other than with respect to the Devon Claim, caused by the negligence, willful default or misconduct of, the Party claiming indemnity;

(b)
the Vendor shall have no obligation to indemnify the Purchaser in respect of any Environmental Liabilities pursuant to Section 12.1 except to the extent resulting from a breach of the representation and warranty in Section 6.1(rr) and then subject to the provisions of Section 6.2 and the other provisions of this Section 12.4;

(c)	the sole remedy after Closing for a Party's breach of a warranty or covenant or incorrectness of a representation shall be the indemnities provided in Sections 12.1 and 12.2;

(d)
if an indemnified party's Losses and Liabilities at any time subsequent to the making of an indemnity payment are reduced by any net tax benefit or recovery, the amount of such reduction shall promptly be repaid by the indemnified party to the indemnifying party;

(e)
the Parties acknowledge and agree that: (i) the indemnities provided for in Sections 12.1 and 12.2(a) shall only apply to the extent written notice of a Claim is delivered within 12 months from the Closing Date (or such other period as specified in Section 6.2) and in a manner specified under this Agreement, and (ii) the indemnity provided for in Section 12.2(b) shall only apply to the extent written notice of a Claim is delivered within 5 years from the Closing Date and in a manner specified under this Agreement, and that in the case of each of (i) and (ii) such limitations are intended by the Parties as a limitation of liability that represents a fair and equitable allocation of the risks and liabilities that each Party has agreed to assume in connection with the subject matter hereof and is not an agreement within the provision of subsection 7(2) of the Limitations Act (Alberta); and

(f)
the liability of the Purchaser, EFLO, EFLO Yukon and their respective Affiliates under this Agreement (other than pursuant to section 12.2(b)) shall be collectively limited to the aggregate amount of $4,500,000.

ARTICLE 13
TERMINATION

13.1	Termination

This Agreement may only be terminated pursuant to Section 9.1, 9.2 or 9.3, in which event:

(a)	each Party shall be released from all obligations hereunder, other than Losses and Liabilities for breaches by it of this Agreement prior to termination; and

(b)	subject to its rights under Section 13.1(a), each Party will each bear all costs incurred by it prior to such termination.

ARTICLE 14
INFORMATION, MATERIALS AND CONTINUING REPORTS

14.1	Delivery of Records

Within 20 Business Days after the Closing, Nahanni and the Vendor shall deliver to the Purchaser originals of the files, reports and data pertaining to the Assets comprised in the Miscellaneous Interests, unless and to the extent that the Purchaser agrees to allow the Nahanni and the Vendor to deliver all or any of such records, files, reports and data at a later date.

14.2	Access to Information Post-Closing

After the Closing Date, the Vendor may, upon reasonable notice to the Purchaser and subject to contractual restrictions relative to disclosure, have access during normal business hours to the Title and Operating Documents and the other files, reports and data pertaining to the Assets comprised in the Miscellaneous Interests and to obtain and copy such information in respect of matters arising or relating to any period of time through the Closing if copies of such records or if the information derived from such access would be helpful or beneficial to the Vendor or its Affiliates:

(a)	in connection with audits;

(b)	in connection with the preparation of tax returns;

(c)	in connection with the Vendor's or any of its Related Parties' dealings with Government Authorities;

(d)	in connection with any pre-Closing Date activities of SellCo;

(e)	to comply with any Applicable Law; or

(f)
in connection with any action, suit or proceeding commenced or threatened by the Purchaser or any of its Related Parties or any third party against the Vendor or its Related Parties or for which the Vendor or any of its Related Parties may have any liability.

14.3	Retention Period

(a)
The Purchaser agrees that all of the information and materials of the Vendor or SellCo that relate to or were created with respect to SellCo or the Assets arising or relating to the period through the Closing, shall be retained, maintained in good order and good condition and kept in a reasonably accessible location by the Purchaser and its Affiliates, for a period of time (the "Retention Period") beginning on the Closing Date and ending on the earlier of: (i) the expiration of all applicable limitations periods for all tax periods beginning before the Closing, as such limitations periods are provided for under applicable statutes or pronouncements of all relevant taxing authorities; or (ii) December 31, 2012.

(b)
The Purchaser may destroy or give up possession of any such information or materials if it first offers the Vendor the opportunity (by delivery of at least 60 days' prior written notice to the Vendor), at the Vendor's expense (which includes compensation to the Purchaser of its reasonable expenses), to obtain delivery of or a copy of so much of such information or materials as the Vendor, in its sole discretion, desires.

14.4	Historical Information

(a)
If the Closing is completed, then at the request of EFLO or the Purchaser, and only to the extent necessary to comply with the Purchaser's Securities Requirements, Nahanni and the Vendor shall:  (i) provide EFLO, the Purchaser and their Affiliates with SellCo Information as reasonably requested by the Purchaser; and (ii) provide reasonable access during normal business hours to its personnel who are responsible for SellCo Information.  The Purchaser shall pay all audit and review fees incurred in connection with the preparation of any operating statements and other disclosure documents.

(b)
Subject to Section 14.4(d), the Vendor hereby consents to the use by EFLO, the Purchaser or their Affiliates of SellCo Information and any information derived therefrom in any public disclosure required by EFLO, the Purchaser or their Affiliates to comply with the Purchaser's Securities Requirements.

(c)	The obligations of the Vendor to disclose or provide reasonable access to SellCo Information pursuant to this Section 14.4 shall terminate on March 31, 2014.

(d)
Prior to the Closing Date, except in such form as may be required for the Purchaser's Securities Requirements, the Purchaser shall and shall cause its Affiliates to keep all SellCo Information confidential and not use or disclose such SellCo Information except for the purposes set forth in this Section.  EFLO and the Purchaser shall be liable for and indemnify and save harmless the Vendor and its Related Parties from and against any Losses and Liabilities suffered or incurred by any of them as a result of a breach of this Section by EFLO or the Purchaser or any Claim arising out of any use of SellCo Information including any disclosure document that incorporates such SellCo Information.

(e)	In this Section:

(i)
"SellCo Information" means historical financial information and reserves data relating to the Assets and the SellCo Shares, including source records, books, general ledger, invoices, operating statements and other materials, in the possession of any of the Vendor, Nahanni or Apex or to which any of them has reasonable access; and

(ii)
"Purchaser's Securities Requirements" means requirements under applicable securities laws in Canada or in the United States that EFLO, the Purchaser or its Affiliates may be required to comply with by a securities commission or similar securities regulatory authority in connection with the filing by EFLO, the Purchaser or its Affiliates of any public disclosure documents.

ARTICLE 15
WAIVER

15.1	Waiver Must be in Writing

No waiver by any Party of any breach of any of the terms, conditions, representations or warranties in this Agreement shall take effect or be binding upon that Party unless the waiver is expressed in writing under the authority of that Party and any waiver so given shall extend only to the particular breach so waived and shall not limit or affect any rights with respect to any other or future breach.

ARTICLE 16
ASSIGNMENT

16.1	Assignments

No Party may assign its interest in or under this Agreement without the prior written consent of the other Parties.

ARTICLE 17
NOTICE

17.1	Service of Notice

All notices required or permitted hereunder or with respect to this Agreement shall be in writing and shall be deemed to have been properly given and delivered when delivered personally or transmitted by confirmed facsimile addressed to the Parties, respectively, as follows:

EFLO and the	EFL Overseas, Inc.
Purchaser:	333 N. Sam Houston Parkway, Suite 600
Houston, Texas 77060

Attention:	Keith Macdonald
Facsimile No.:	(281) 272-1227

With a copy to:

Bennett Jones LLP
4500 Bankers Hall East
855 – 2nd Street S.W.
Calgary, Alberta T2P 4K7

Attention:	Brent Kraus
Facsimile No.:	(403) 265-7219

the Vendor Parties:	Nahanni Energy , Inc.
Suite 2300, 634 – 8th Avenue S.W.
Calgary, Alberta

Attention:	Michael Kamis
Facsimile No.:	(403)

With a copy to:

McMillan LLP
1900, 736 – 6 Avenue S.W.
Calgary, Alberta T2P 3T7

Attention:	E.A. Leew / R. Peters
Facsimile No.:	(403) 531-4700

Any notice or communication sent by personal service or facsimile shall be deemed received when delivery is made or reception of the transmission is complete except that, if such delivery or transmission is sent on a day that is not a Business Day or after 4:00 p.m. (Calgary time) then the same shall be deemed received on the next Business Day.

17.2	Right to Change Address

A Party may change its address for service by notice to the other Party, and such changed address for service thereafter shall be effective for all purposes of this Agreement.

ARTICLE 18
PUBLIC ANNOUNCEMENTS

18.1	Public Announcements

No public announcement or press release by a Party concerning the Transaction shall identify the name of the other Party or any shareholder thereof or be made by a Party without the prior written consent and approval of the other Party; provided that nothing contained herein shall prevent a Party at any time furnishing any information to any Government Authority or to the public if required by Applicable Law or the rules of any applicable stock exchange.  A Party that proposes to make such a public disclosure shall, to the extent reasonably possible, provide the other Party with a draft of such statement in sufficient time prior to its release to enable the other Party to review such draft and advise that Party of any comments it may have with respect thereto, it being understood that, upon signing this Agreement, the Purchaser will be permitted to immediately issue a press release announcing the Transaction provided such press release has been approved by the Vendor, acting reasonably, and the contents of such press release are required to be disclosed by Applicable Law or the rules of any applicable stock exchange.

ARTICLE 19
MISCELLANEOUS PROVISIONS

19.1	Further Assurances

From time to time, as and when reasonably requested by the other Party, a Party shall execute and deliver or cause to be executed and delivered all such documents and instruments and shall take or cause to be taken all such further or other actions to implement or give effect to the Transaction, provided such documents, instruments or actions are consistent with the provisions of this Agreement.  All such further documents, instruments or actions shall be delivered or taken at no additional consideration other than reimbursement of any expenses reasonably incurred by the Party providing such further documents or instruments or performing such further acts, by the Party at whose request such documents or instruments were delivered or acts performed other than overhead and general administrative costs.

19.2	Applicable Law and Attornment

This Agreement shall be construed in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein and shall be treated in all respects as an Alberta contract.  The Parties irrevocably submit to the jurisdiction of the courts of the Province of Alberta and the courts of appeal therefrom.  The Parties each hereby attorn to and accept the exclusive jurisdiction of such courts.

19.3	Time

Time shall be of the essence in this Agreement.

19.4	Continuing Agreement

After Closing, the covenants and agreements contained in this Agreement shall continue in effect until performed and discharged except to the extent the continued effectiveness or enforceability of any such agreement or covenant is limited in duration as expressly provided herein.

19.5	Entire Agreement

This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and cancels and supersedes any prior understandings and agreements between the Parties hereto with respect to the subject matter hereof, including any letter agreements between the Purchaser and the Vendor.  No modification of or amendment to this Agreement shall be valid or binding unless set forth in writing and duly executed by all Parties.

19.6	Enurement

This Agreement shall be binding upon and enure to the benefit of the Parties hereto and their respective successors and permitted assigns.  Except in respect of indemnities hereunder in favour of Related Parties, no Person other than the Parties and their successors and permitted assigns shall be entitled to any rights or benefits hereunder.

19.7	Severability

If any provision of this Agreement is held to be invalid, illegal or unenforceable, the invalidity, illegality or unenforceability will not affect any other provision of this Agreement and this Agreement will be construed as if the invalid, illegal or unenforceable provision had never been contained herein unless the deletion of the provision would result in such material change to cause the completion of the Transaction to be unreasonable.

19.8	Counterparts

This Agreement may be executed in counterpart and all executed counterparts together shall constitute one agreement.  Signature pages from separate counterparts may be faxed and may be combined to form a single counterpart.  This Agreement shall not be binding upon any Party unless and until executed by all Parties.

IN WITNESS WHEREOF the Parties have duly executed this Agreement on the date first above written.

EFL OVERSEAS, INC.
By:	/s/ Keith Macdonald
Name: Keith Macdonald Title: Chief Executive Officer

1693730 ALBERTA LTD.
By:	/s/ Keith Macdonald
Name: Keith Macdonald Title: President

NAHANNI ENERGY INC.
By:	/s/ Michael Kamis
Name: Michael Kamis Title: President

1700665 ALBERTA LTD.
By:	/s/ Michael Kamis
Name: Michael Kamis Title: President

APEX ENERGY (2000), INC.
By:	/s/ Michael Kamis
Name: Michael Kamis Title: President

CANADA SOUTHERN PETROLEUM #1 L.P. by its general partner APEX ENERGY (2000), INC.
By:	/s/ Michael Kamis
Name: Michael Kamis Title: President